Exhibit 2

Council of Europe Development Bank

55, Avenue Kléber
75116 Paris

Independent Auditor’s Report on the Financial Statements

Year ended December 31st, 2025

Deloitte & Associés 6 place de la Pyramide 92908 Paris-La Défense Cedex France Téléphone : + 33 (0) 1 40 88 28 00 www.deloitte.fr

Adresse postale :
TSA 20303
92030 La Défense Cedex

Council of Europe Development Bank

55, Avenue Kléber
75116 Paris

Independent Auditor’s Report on the Financial Statements

Year ended December 31st, 2025

To the Governor of the Council of Europe Development Bank

Opinion

We have audited the accompanying annual financial statements of the Council of Europe Development Bank which comprise the balance sheet as at December 31, 2025, and the income statement, the statement of other comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and notes comprising a summary of significant accounting policies and other explanatory information as set out in notes A to U.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, and give a true and fair view of, the assets and liabilities and the financial position of the Bank as at December 31, 2025, the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

Société par actions simplifiée au capital de 2 201 424 €

Société d’Expertise Comptable inscrite au Tableau de I’Ordre d’lle-de-France

Société de Commissariat aux Comptes inscrite à la Compagnie Régionale de Versailles et du Centre

572 028 041 RCS Nanterre

TVA : FR 02 572 028 041

Une entité du réseau Deloitte

Basis for Opinion

Audit Framework

We conducted our audit in accordance with International Standards on Auditing (ISA). We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our report.

Independence

We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants (IESBA), and we have fulfilled our other ethical responsibilities in accordance with these requirements.

Other Matter

The financial statements of the Bank for the year ended December 31, 2024, were audited by another auditor who expressed an unmodified opinion on those statements on March 11, 2025.

Key Audit Matters

We inform you of the key audit matters relating to risks of material misstatement that, in our professional judgment, were of most significance in our audit of the financial statements of the current period, as well as how we addressed those risks.

These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Valuation of financial assets, financial liabilities and derivatives classified as level 2 and 3 under the IFRS 13

Risk identified

The Council of Europe Development Bank holds on its balance sheet a significant amount of financial assets and financial liabilities (including derivatives) with fair value of 37 986 thousands of euros and 34 018 thousands of euros, respectively, at December 31, 2025.

For the purposes of measurement in accordance with IFRS 13, financial instruments are grouped into three different levels on the basis of observability of inputs used in the fair value measurement. Levels 2 and 3 include financial instruments valued on the basis of valuation models whose significant parameters are or are not observable on the market, as the case may be (33 275 thousands of euros of financial assets and 5 470 thousands of euros of financial liabilities valued at levels 2 and 3 as at December 31, 2025 - see notes C, D and E to the financial statements). The measurement of the fair value of Level 2 and Level 3 financial instruments is therefore based on valuation techniques that involve a significant amount of judgment as to the choice of methodologies and data used:

2 l Council of Europe Development Bank l Independent Auditor’s Report on the Financial Statements l Year ended December 31st, 2025

–     determination of unobservable market valuation parameters;

–     use of internal valuation models;

–     estimation of additional valuation adjustments to take into account certain market, counterparty or liquidity risks.

We considered that financial instruments classified as Level 2 and 3 in the fair value hierarchy were a key element of the audit because of the materiality of the exposures and the use of judgment in determining fair value, especially for some financial instruments whose valuation is volatile in the current uncertain economic context.

Our response	We have reviewed the internal control systems governing the valuation of securities and derivative instruments and the review of the process for determining the fair value hierarchy.
We tested the controls that we considered relevant for our audit, in particular those relating to:
– independent verification of the valuation parameters, – determination of the main valuation adjustments and corrections made.

We have performed these procedures with the assistance of our valuation experts, with whom we have also carried out independent valuation work involving the examination, based on samples, of the assumptions, methodologies and models used to estimate the main valuation adjustments.

The impact of the current economic environment on the valuation of level 2 and 3 financial instruments was taken into account in our work, with particular attention to the estimates used.
We also examined the main existing margin call spreads and the losses and/or gains on sales of instruments to determine the appropriateness of the Bank’s valuations.
Finally, we examined the disclosures relating to the valuation of financial instruments published in the notes to the financial statements.

Other information

Management is responsible for the other information. The other information comprises the information included in the Council of Europe Development Bank Annual Report but does not include the financial statements and our auditor’s report thereon.

Our opinion on the financial statements does not cover the other information, and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements, or our knowledge obtained during the audit, or otherwise appears to be materially misstated.

3 l Council of Europe Development Bank l Independent Auditor’s Report on the Financial Statements l Year ended December 31st, 2025

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless it is expected to liquidate the Bank or to cease operations.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process and monitoring the effectiveness of the internal control and risk management systems, as well as the internal audit, as regards the procedures relating to the preparation and processing of accounting and financial information.

The financial statements were approved by the Governor for transmission to the Administrative Council and the Governing Board.

4 l Council of Europe Development Bank l Independent Auditor’s Report on the Financial Statements l Year ended December 31st, 2025

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with ISA will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

In accordance with International Standards on Auditing (ISA), our role as external auditor does not consist in guaranteeing the viability or quality of management of the audited entity.

As part of an audit conducted in accordance with ISA, the auditor exercises professional judgment throughout the audit and furthermore:

–	Identifies and assesses the risks of material misstatement of the financial statements, whether due to fraud or error, designs and performs audit procedures responsive to those risks, and obtains audit evidence considered to be sufficient and appropriate to provide a basis for his opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control;

–	Obtains an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the internal control;

–	Evaluates the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management in the financial statements;

–	Assesses the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. This assessment is based on the audit evidence obtained up to the date of his audit report. However, future events or conditions may cause the Bank to cease to continue as a going concern. If the auditor concludes that a material uncertainty exists, there is a requirement to draw attention in the audit report to the related disclosures in the financial statements or, if such disclosures are not provided or inadequate, to modify the opinion expressed therein;

–	Evaluates the overall presentation of the financial statements and assesses whether these statements represent the underlying transactions and events in a manner that achieves fair presentation.

5 l Council of Europe Development Bank l Independent Auditor’s Report on the Financial Statements l Year ended December 31st, 2025

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit as well as the results of our audit. We also report, if any, significant deficiencies in internal control regarding the accounting and financial reporting procedures that we have identified.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Paris-La Défense, March 4th, 2026

The independent auditor

Deloitte & Associés

Marjorie BLANC LOURME

6 l Council of Europe Development Bank l Independent Auditor’s Report on the Financial Statements l Year ended December 31st, 2025

FINANCIAL STATEMENTS 2025

Table of contents

FINANCIAL STATEMENTS	2
About the CEB	2
Balance sheet	3
Income statement	4
Statement of comprehensive income	5
Statement of changes in equity	5
Statement of cash flows	6
NOTES TO THE FINANCIAL STATEMENTS	7
NOTE A - Summary of principal accounting methods applied by the Bank	7
NOTE B - Risk management	18
NOTE C - Financial instruments at fair value through profit or loss and hedging derivative financial instruments	39
NOTE D - Financial assets and liabilities	40
NOTE E - Market value measurement of financial instruments	41
NOTE F - Offsetting financial assets and financial liabilities	42
NOTE G - Financial assets at fair value through equity and at amortised cost	43
NOTE H - Tangible and intangible assets	48
NOTE I - Other assets and other liabilities	48
NOTE J - Financial liabilities at amortised cost	49
NOTE K - Social Impact Account	52
NOTE L - Provisions for risks and charges	53
NOTE M - Capital	55
NOTE N - Interest margin	57
NOTE O - Segment information	58
NOTE P - Net gains or losses from financial instruments at fair value through profit or loss	59
NOTE Q - General operating expenses	59
NOTE R - Cost of risk	59
NOTE S - Financing commitments given or received	61
NOTE T - Contingent liabilities and other significant disclosures	61
NOTE U - Post-Balance sheet events	61

FINANCIAL STATEMENTS 2025

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union.

About the CEB

The Council of Europe Development Bank (CEB) is a multilateral development bank with an exclusively social mandate from its 43 member countries. The CEB finances investment projects and provides technical assistance in social sectors such as education, health and affordable housing, while focusing on the needs of vulnerable people, as well as on the social dimensions of climate change and the environment. Borrowers include governments, local and regional authorities, public and private banks, non-profit organisations and others. The CEB, which has a triple-A credit rating, funds itself through international capital markets. In addition, the CEB receives funds from donors to complement its activities.

The CEB was originally established as a resettlement fund in 1956 by eight of the 15-member states that made up the Council of Europe at the time. The CEB is Europe’s oldest multilateral development bank and is a legally and financially separate entity from the Council of Europe.

For more about the CEB, visit

coebank.org/en/about

FINANCIAL STATEMENTS 2025

Balance sheet

€ thousand
	Notes	31/12/2025	31/12/2024
Assets
Cash in hand, balances with central banks		504 820	608 615
Financial instruments at fair value through profit or loss	C	88 176	589 286
Hedging derivative financial instruments	C	1 597 502	1 507 482
Financial assets at fair value through equity	G	2 990 486	3 291 324
Financial assets at amortised cost	G
Loans		22 771 841	22 301 631
Advances		7 092 814	6 872 787
Debt securities		2 926 544	2 338 292
Tangible and intangible assets	H	71 882	59 798
Other assets	I	994 233	1 044 070
Total assets		39 038 298	38 613 285
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	C	912 666	270 851
Hedging derivative financial instruments	C	1 021 312	1 446 332
Financial liabilities at amortised cost	J
Amounts owed to credit institutions and to customers		63 108	98 251
Debt securities in issue		31 370 852	30 873 212
Other liabilities	I	426 069	818 786
Social Impact Account	K	56 891	50 144
Provisions for risk and charges	L	313 152	336 277
Total liabilities		34 164 050	33 893 853
Equity
Capital	M
Subscribed		9 622 868	9 622 868
Uncalled		(7 856 618)	(7 856 618)
Called		1 766 250	1 766 250
General reserve		2 987 601	2 875 299
Net profit		122 250	124 303
Total capital, general reserve and net profit		4 876 101	4 765 852
Gains or losses recognised directly in equity		(1 853)	(46 420)
Total equity		4 874 248	4 719 432

Total liabilities and equity		39 038 298	38 613 285

FINANCIAL STATEMENTS 2025

Income statement

€ thousand
	Notes	2025	2024
Interest and similar income		1 036 206	1 429 306
Interest expenses and similar charges		(834 014)	(1 229 293)
Interest margin	N	202 192	200 013
Net gains or losses from financial instruments at fair value through profit or loss	P	(13 619)	(40)
Net gains from financial assets at fair value through equity		59	59
Commissions (income)		141	1 011
Commissions (expenses)		(2 213)	(2 251)
Net banking income		186 560	198 792
General operating expenses	Q	(62 739)	(58 450)
Depreciation and amortisation charges of tangible and intangible assets	H	(7 521)	(7 026)
Gross operating income		116 300	133 316
Cost of risk	R	5 950	(9 013)
Net profit		122 250	124 303

FINANCIAL STATEMENTS 2025

Statement of comprehensive income

€ thousand
	2025	2024
Net profit	122 250	124 303
Items that may be reclassified to income statement	7 073	(27 828)
Changes in value of debt securities at fair value through equity	24 280	(26 438
Changes in value of hedging derivative financial instruments	(17 207)	(1 390)
Items that will not be reclassified to income statement	37 493	(18 136)
Changes in actuarial differences related to the pension scheme	35 603	(16 022)
Changes in actuarial differences related to the other post-employment benefits	1 890	(1 983)
Changes in value of equity instruments		(131)
Total other elements of comprehensive income	44 566	(45 964)
Comprehensive income	166 816	78 339

Statement of changes in equity

€ thousand
	Capital and reserves				Gains or losses recognised
directly in equity
Debt
				securities at	Hedging
				fair value	derivative
	Called	Reserves		through	financial	Actuarial	Equity		Total
	capital	and result	Total	equity	instruments	differences	instruments	Total	equity
Equity as at 1 January 2024	624 275	2 895 299	3 519 574	5 764	40 965	(48 142)	957	(456)	3 519 118
Capital increase	1 141 975		1 141 975						1 141 975
Allocation of 2023 profit		(20 000)	(20 000)						(20 000)
Net profit 2024		124 303	124 303						124 303
Changes in value of assets and liabilities recognised directly in equity				(26 438)	(1 390)	(18 005)	(131)	(45 964)	(45 964)
Equity as at 31 December 2024	1 766 250	2 999 602	4 765 852	(20 674)	39 575	(66 147)	826	(46 420)	4 719 432
Capital increase
Allocation of 2024 profit		(12 000)	(12 000)						(12 000)
Net profit 2025		122 250	122 250						122 250
Changes in value of assets and liabilities recognised directly in equity				24 280	(17 207)	37 493		44 567	44 567
Equity as at 31 December 2025	1 766 250	3 109 851	4 876 101	3 606	22 369	(28 654)	826	(1 853)	4 874 248

FINANCIAL STATEMENTS 2025

Statement of cash flows

€ thousand
For the year ended 31 December		2025	2024
	Net profit	122 250	124 303
+/-	Depreciation charges of tangible and intangible assets	7 521	7 026
+/-	Impairment allowance	(6 002)	9 070
+/-	Net loss/net profit from investing operations	(9 211)	(2 479)
+/-	Change in interest receivable	(32 245)	(50 002)
+/-	Change in interest payable	6 562	39 197
+/-	Other movements	33 129	17 904
	Total of non-monetary items included in the result	(246)	20 716
+	Reimbursements related to operations with credit institutions and customers	5 596 089	3 633 251
-	Disbursements related to operations with credit institutions and customers	(6 940 614)	(6 444 082)
+	Reimbursements related to other operations affecting financial assets or liabilities	2 826 203	4 240 911
-	Disbursements related to other operations affecting financial assets or liabilities	(2 842 861)	(4 089 756)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(30 731)	(17 738)
	Net cash flows from assets and liabilities resulting from operating activities	(1 391 914)	(2 677 414)
	Total net cash flows from operating activities (a)	(1 269 910)	(2 532 395)
+	Reimbursements related to debt securities at amortised cost	338 385	130 933
-	Disbursements related to debt securities at amortised cost	(910 063)	(660 957)
+/-	Cash flows related to tangible and intangible assets	(19 663)	(10 524)
	Total net cash flows from investing operations (b)	(591 341)	(540 548)
+/-	Cash flows from or to member states	296 768	521 434
+	Reimbursements related to debt securities in issue at amortised cost	7 309 154	10 117 305
-	Disbursements related to debt securities in issue at amortised cost	(6 047 782)	(8 051 422)
	Total net cash flows from financing operations (c)	1 558 140	2 587 317
	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(136 322)	34 580
	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(439 433)	(451 046)
	Cash and cash equivalents at the beginning of the financial year	4 515 985	4 967 031
	Cash in hand, balances with central banks	608 810	1 034 428
	Advances repayable on demand and term deposits with credit institutions	3 907 175	3 932 603
	Cash and cash equivalents at the end of the financial year	4 076 552	4 515 985
	Cash in hand, balances with central banks	504 942	608 810
	Advances repayable on demand and term deposits with credit institutions	3 571 610	3 907 175
	Changes in cash and cash equivalents	(439 433)	(451 046)

FINANCIAL STATEMENTS 2025

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of principal accounting methods applied by the Bank

1.	Accounting standards

1.1 Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (EU).

The entry into force of standards and amendments of IFRS standards with mandatory application as of 1 January 2025 had no effect on the Bank’s financial statements as at 31 December 2025. The Bank did not implement any new standards, amendments or interpretations adopted by the EU, for which implementation was optional in 2025.

New standards and amendments applicable as of 1 January 2025

•	Amendments to IAS 21 “The Effects of Changes in Foreign Exchange Rates”

These amendments clarify the conditions for converting from one currency into another, as well as the methods for determining the exchange rate of a non-convertible currency. They also specify the information to be disclosed in the notes to the financial statements for non-convertible currencies.

The provisions of these amendments have no impact on the Bank’s financial statements.

New IFRS standards and amendments applicable as of 1 January 2026

•	Amendments to IFRS 9 “Financial Instruments” and IFRS 7 “Financial Instruments: Disclosures” relating to the classification and measurement of financial instruments

The following amendments were published by the IASB on 30 May 2024 and are applicable as of 1 January 2026. These amendments:

-	clarify the date of recognition and derecognition for certain financial assets and liabilities, introducing a new exception for certain financial liabilities settled through an electronic payment system,

-	clarify and provide further guidance on assessing whether a financial asset meets the criteria for cash flows that are solely payments of principal and interest on the principal amount outstanding (SPPI),

-	require disclosure in the notes to the financial statements for financial instruments with contractual terms that may alter cash flows upon the occurrence or non-occurrence of a contingent event, such as those linked to environmental, social, and governance (ESG) objectives, and

-	update disclosure requirements for equity instruments designated at fair value through other comprehensive income.

These amendments are not expected to have an impact on the Bank’s financial statements.

•	IFRS 18 “Presentation and Disclosure in Financial Statements”

This standard, published in April 2024, will replace IAS 1 “Presentation of Financial Statements” as of 1 January 2027.

This standard does not change the recognition rules for assets, liabilities, expenses, or income, nor their measurement, but rather introduces new rules for the presentation of information to be provided in the primary financial statements and in the notes.

The main changes brought by IFRS 18 concern the structuring of the income statement. The standard requires income and expenses to be classified into three new categories (operating, investing, and financing), with mandatory presentation of subtotals for operating profit.

IFRS 18 also requires the disclosure, in the notes to the financial statements, of alternative performance measures defined by the entity’s management and used in financial communications (justification for using these measures, calculation method, and reconciliation with the mandatory subtotals set by the standard).

The standard also provides guidance for aggregating and disaggregating quantitative information in the primary financial statements and in the notes.

Work is currently underway to implement this standard at CEB.

•	IFRS 19 Subsidiaries without Public Accountability: Disclosures

IFRS 19 applies to entities without public accountability, but whose parent companies prepare consolidated financial statements in accordance with IFRS accounting standards. This standard is effective as of 1 January 2027 and is not expected to affect the Bank’s financial statements.

FINANCIAL STATEMENTS 2025

New Sustainability Reporting Standards

The CEB has provided an annual account of its approach to sustainability since 2009. The Bank’s overall contribution to socially and environmentally sustainable development is reflected in the annual Sustainability Report, as well as in two other reports based on voluntary internationally recognised disclosure frameworks, namely GRI Report (Global Reporting Initiative) and the Task Force on Climate-related Financial Disclosures (TCFD) Report. The GRI Report (or GRI Index) offers an overview of environmental, social and governance (ESG) considerations in the CEB’s financing and non-financing services and in its day-to-day functioning and staff management. The report is prepared in accordance with the TCFD recommendations and presents how the Bank manages risks and opportunities linked to climate change.

All reports are available on the Bank’s website in a dedicated section “Reporting and ESG ratings”.

The Bank is currently reviewing its sustainability reporting framework and plans to report in line with the ISSB Standards, going forward. The International Sustainability Standards Board (ISSB) was established by the IFRS Foundation at COP26 in November 2021. In June 2023, the two initial ISSB standards launched were IFRS S1 (General Requirements for Disclosure of Sustainability-related Financial Information) and IFRS S2 (Climate-related disclosures).

1.2 Interest rate benchmark reform

Reform implementation and implications for the Bank

Following the cessation of all LIBOR benchmark settings, the Bank implemented the benchmark interest rate reform by migrating from the LIBOR benchmarks to the respective risk-free rates (RFRs), in line with market practice.

The Bank is mainly exposed to the remaining IBORs under certain floating rate loans granted to borrowers and the related hedging swaps.

EURIBOR continues to be published given its compatibility with the EU Benchmarks Regulation and remains the reference rate in the euro area for the foreseeable future.

As most of the Bank’s lending takes place in euro, referencing EURIBOR, the discontinuation/unrepresentativeness of LIBOR did not have a material impact on CEB’s lending or hedging activity.

The Bank has loans and swaps outstanding that reference BUBOR and STIBOR, which are rates that are expected to continue being published in the foreseeable future and which, like EURIBOR, are deemed compatible with the EU Benchmarks Regulation. CEB keeps itself informed on the development of STIBOR and SWESTR and will consider the approach it would take should there be any market or regulatory guidance to move from STIBOR to SWESTR. However, until now, such a transition appears to be possible solely for the tenor T/N (Tomorrow/Next), whereas CEB’s exposure to STIBOR is with respect to three- and six-month STIBOR. CEB will be monitoring the Swedish competent authorities’ decisions or recommendations regarding three- and six-month tenors and more broadly, whether the market will wish to converge on specific rates and whether any rates or tenors cease being used (which in any event would need to be formalised by the SFBF as benchmark administrator).

In addition, the Bank has loans and swaps outstanding that reference WIBOR. In December 2024, the Steering Committee of the National Working Group for benchmark reform in Poland selected POLSTR as successor to WIBOR. CEB is operating under the assumption that the conversion deadline will remain the end of 2027, but the Bank is monitoring market developments and regulatory recommendations and will take the necessary steps to replace WIBOR once further details on the recommended conventions are known.

With regards to derivatives, the Bank has adhered to the ISDA 2020 IBOR Fallbacks Protocol, multilaterally amending existing ISDA Master Agreements (including their CSAs) and swaps outstanding under them with all other counterparties that have adhered to the protocol to incorporate IBOR fallback rates. These fallback rates replaced the existing IBORs referred to in these agreements/swaps where a permanent cessation of the publication of an IBOR has occurred. The same fallback rates apply to new swaps via revised definitions that ISDA has published together with the protocol and that CEB’s swaps incorporate by reference.

FINANCIAL STATEMENTS 2025

1.3 Presentation currency

The presentation currency of the financial statements is the euro (€). The amounts presented in the financial statements and in the notes are in thousands of euro, unless otherwise specified. Due to rounding, the totals in the tables of the financial statements and accompanying notes may not correspond to the sum of the components to the nearest thousand euro.

2.	Foreign currency transactions

The financial statements are presented in euro.

Monetary assets and liabilities denominated in foreign currencies are translated into euro (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the Income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the Income statement.

3.	Use of estimates

Within the context of IFRS application, the CEB uses estimates to determine the value of its financial instruments, mainly for the valuation of derivative instruments and for determining the credit risk of financial assets and commitments. Except for these aspects, the CEB’s nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value post-employment social commitments.

4.	Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB’s banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities, such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the Balance sheet at fair value, regardless of the purpose of their holding (market activities or hedging transactions).

Financial instruments are recognised on a trade date basis.

Classification and measurement of financial assets and liabilities

In accordance with IFRS 9, financial assets and liabilities are classified upon initial recognition in the Balance sheet under three categories (amortised cost, fair value through profit or loss, and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

FINANCIAL STATEMENTS 2025

•	a model based on collecting contractual cash flows from financial assets,

•	a model based on collecting contractual cash flows from financial assets and selling these assets and

•	a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows (“Held to Collect”) and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category “Financial assets at amortised cost” includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note R). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model, the objective of which is achieved by both the collecting of contractual cash flows and the selling of financial assets (“Held to Collect and Sell”). The latter is not an incidental but rather an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria, are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under “Gains or losses recognised directly in equity”. These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the Income statement. On the other hand, interest is recognised in the Income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments, such as shares, are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the Income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the Income statement. These instruments are not subject to impairment.

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4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model “Held to Collect” or “Held to Collect and Sell”, or that of cash flows.

These financial instruments are recorded at their market value, the initial transaction costs being directly recognised in the Income statement. At end-date, changes in market value are recorded in the Income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value, including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note S relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading “Provisions for risks and charges”.

Financial guarantee contracts (FGC) are agreements that require the issuer to make specified payments to reimburse the holder for a loss incurred because a specified debtor fails to make payments when due in accordance with the terms of a specified debt instrument. The Bank writes or issues FGC which are not managed on a fair value basis. IFRS 9 requires written or issued FGC to be initially recognised at fair value. The fair value of an FGC issued in a stand- alone arm’s length transaction to an unrelated third party is likely equal to the amount of premium received.

For FGC that are not managed on a fair value basis, they are subsequently measured at the higher of the loss allowance determined in accordance with IFRS 9 and the amount initially recognised less, when appropriate, the cumulative amount of income recognised in accordance with IFRS 15.

The Bank purchases or receives credit guarantees on its portfolio (of sovereigns) to minimise credit concentration risk and improve capital ratios. IFRS does not provide specific accounting guidance on purchased FGC.

Where the Bank is the buyer or holder of a transaction (e.g. credit protection or similar activities) that meets the definition of an FGC, it applies judgement to determine whether the FGC is an integral element of the loan (or pool of loans instruments) or should be recognised as a separate contract on the financial statements. When measuring ECLs, IFRS 9 requires that the estimate of expected cash shortfalls shall reflect the cash flows expected from collateral and other credit enhancements that are part (but not limited to those explicitly stated) of the contractual terms and are not recognised separately. Accordingly, when the purchased FGC is deemed integral to the loan, the cashflows expected from the credit protection (or similar activities) and credit enhancements are included in the ECL estimation of the loan and the cost is treated as a transaction cost included in the Effective Interest Rate (EIR). In this case, the cash flow from the purchased FGC is not accounted for as a separate contract on the financial statements.

In the course of its operations, the Bank can enter into exposure exchange agreement (EEA) transactions with other MDBs. The objective of EEAs (refer to Note B) is to reduce concentration risk and improve capital ratios. The EEA transaction is treated as an exchange of two separate FGCs (FGC given and FGC received) and accounted for as follows.

1.	Issuer’s accounting is applied where CEB issues credit guarantees for the sovereign exposures received from the MDB counterparty (i.e. CEB acts as a seller of credit protection), and

2.	Holder’s accounting is applied where CEB purchases credit guarantees in relation to the sovereign exposures transferred to the MDB counterparty (i.e. CEB acts as a buyer of credit protection).

3.	As EEAs are structured to be risk weight and notional equivalent at the outset of the relevant transaction, the premium receivable and premium payable are deemed equal and are therefore reported on a net basis.

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4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

In accordance with IFRS 9, the credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three “stages”, each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses “stage 1”:

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets “stage 2”:

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets “stage 3”:

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due and the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by considering all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both one-year probabilities of default and lifetime probabilities of default at maturity. The one-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

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Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank’s counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement, if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data, standardised according to the Bank’s counterparty portfolios, credit enhancements and the “low cycle” effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions, and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note R - Cost of risk.

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

Derivative financial instruments are used by the CEB to manage and hedge the interest rate risk and/or foreign exchange risk of the hedged items. These are hedging derivative financial instruments.

Hedging transactions concern individual items or transactions (micro-hedging transactions).

Their recognition is governed by the standard IFRS 9 on general hedge accounting, or micro-hedging, which replaces IAS 39 “Financial Instruments: Recognition and Measurement”.

Derivatives are classified into two categories:

Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the Balance sheet in case of positive market value and on the liability side of the Balance sheet when the market value is negative. Profits or losses are recorded in the Income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the Balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the Income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the Balance sheet at their fair value, while fair value variations are recorded in the Income statement under the heading “Net gains or losses from financial instruments

FINANCIAL STATEMENTS 2025

at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the Balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the Income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in equity as “Gains or losses recognised directly in equity” for their effective portion, while the ineffective portion is recognised as “Net gains or losses from financial instruments at fair value through profit or loss” in the Income statement. In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the Income statement under “Interest and similar income or expenses”, symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the Balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the Balance sheet, particularly due to early redemption, this amount is immediately transferred to the Income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

Market value

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative financial instruments” and “Financial assets at fair value through equity” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

•	using quoted prices in an active market and
•	applying a valuation technique incorporating:
-	mathematical calculation methods based on recognised financial assumptions and
-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment — CVA) reflects the risk of the Bank not recovering the full market value from its transactions in case of the default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment — DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model considers collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading “Financial instruments at fair value through profit or loss” on the asset side of the Balance sheet, in the case of a positive value, and on the liability side of the Balance sheet, when the value is negative. Gains and losses are recognised in the Income statement under “Net gains or losses from financial instruments at fair value through profit or loss”.

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the

FINANCIAL STATEMENTS 2025

risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its Balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s Balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under “Financial liabilities at amortised cost”.

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s Balance sheet. The corresponding receivable is recognised at amortised cost under “Financial assets at amortised cost”.

5.	Interest income and expense

Interest income and expense are recognised in the Income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

6.	Fixed assets

Fixed assets recorded in the Bank’s Balance sheet include tangible and intangible operating assets and, since 1 January 2019, all leases within the scope of IFRS 16 “Leases” which replaces IAS 17 “Leases”.

According to IFRS 16, all leases within the scope of the standard must be recognised in the lessee’s Balance sheet. The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset (Note H) and the amount corresponding to a lease liability is recognised as a liability (Note I).

In the Income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

•	Main works, façade and roofing (*)	-
•	General and technical installations	10 years
•	Fixtures and fittings	10 years

(*)	Given the Bank’s headquarters’ location in the centre of Paris, its residual value is assigned to the component “main works, façade and roofing” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

•	Fittings and furniture	10 years
•	Vehicles	4 years
•	Office and IT equipment	3 years

Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

•	Application software	5 years
•	System software	3 years
•	Office software	1 year

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7.	Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes. During retirement, retired staff members continue to be covered by a medical insurance. This medical coverage is financed by contributions from staff and the Bank. These vary according to the system in which the Bank’s staff members find themselves at the time of their retirement. For staff members hired before 1 January 2014, the Bank reimburses 50% of the taxes on the Bank pension they receive.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, considering both financial and demographic assumptions. The actuarial gains or losses are recorded in the Balance sheet under the heading “Provisions for risks and charges” by counterparty of “Statement of comprehensive income”.

The amount of the provision in relation to these commitments is determined using the projected unit credit actuarial valuation method.

8.	Social Impact Account

The Social Impact Account (SIA) is used to finance supports in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SIA were last revised by Administrative Council Resolution 1666 (2024), approved on 14 November 2024. In particular, new prudential ceilings for loan guarantees were introduced, enabling the Bank to increase the leverage ratio between SIA resources and guaranteed loans while maintaining a conservative exposure to credit risk. In addition, the name of the account, which was Social Dividend Account until then, was changed to better reflect its purpose.

The support financed by the SIA may take the form of technical assistance, grants, interest subsidies and loan guarantees.

Technical assistance

Technical assistance shall finance the costs of external experts contracted by the CEB or the beneficiary to support project preparation and implementation, as well as capacity building related to the Bank’s sectors of interventions and means of action.

Grants

Grants shall finance investment costs of projects, such as expenses related to the construction and upgrading of social infrastructure, and operating costs of projects, such as current expenditures, goods, services, staff dedicated to projects and institutional costs of beneficiaries.

Interest subsidies

Interest subsidies shall cover the interest rate differential between the rate usually applied by the Bank and the rate to be paid by borrowers, for every tranche of the loan.

Loan Guarantees

Loan guarantees shall compensate the CEB for losses resulting from the default of a borrower on its CEB loan.

Supports financed by the SIA are approved by the Administrative Council of the Bank, except technical assistance up to €300 thousand, which is approved by the Governor.

The SIA is funded mainly by allocations from the Bank’s annual profit, decided by the member states.

9.	Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons, Vice-Chairpersons and Appointed Officials of the Bank is presented in paragraph 10 below.

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10. Compensation for Chairpersons, Vice-Chairpersons and Appointed Officials

The Articles of Agreement of the CEB provide that the organisation, administration and supervision of the Bank shall be the responsibility of the following bodies:

•	Governing Board
•	Administrative Council
•	Governor
•	Auditing Board

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a three-year term, renewable once. A Vice-Chairperson is elected among the members of each body. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a five-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a five-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. The emoluments of the Governor and the Vice-Governors are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The Governor and Vice-Governors are affiliated to the medical and social coverage as well as to the pension scheme of the CEB. The retirement pension scheme applicable is the same as for staff members, except that Appointed Officials may claim a retirement pension after five years of duty.

The CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

The gross compensation for CEB’s Chairpersons, Vice-Chairpersons and Appointed Officials is summarised below:

		€ thousand
	2025	2024
Official allowances (*)
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Administrative Council	6	6
Emoluments
Governor Monticelli	460	448
Vice-Governor Boček	350	341
Vice-Governor Gaudin	350	341
Vice-Governor Boehmer	350	331

(*) The principle of official allowances for Chairperson/Vice-Chairperson of the Governing Board has been abolished. For new mandates since the end of 2023, official allowances are no longer paid

11.	Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes in the Bank’s member states.

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Due to rounding, the totals in the tables of the financial statements may not correspond to the sum of the components to the nearest thousand euro.

NOTE B - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international best banking practices by promoting a sound and prudent risk culture across all its business lines.

This note provides information about the Bank’s exposure to the main financial risks that arise during the regular course of its business, namely credit risk, interest rate risk, foreign exchange risk, liquidity risk and operational risk. In addition to the “traditional” risks, the CEB recognises the significant role of climate risk by taking a proactive stance against the potential threats posed by climate change. This note also presents the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers EU directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

In compliance with best banking practices, the CEB regularly reviews its risk and control policies, including its monitoring procedures, to establish a strong risk management culture.

Risk appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve the objectives set out in its Strategic Framework.

A key instrument for fulfilling the CEB’s mandate is lending funds at advantageous rates, which requires raising funds on the capital markets at competitive rates. For that purpose, maintaining a solid credit risk profile remains paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its risk appetite framework.

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure long-term financial sustainability. To this end, the Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB’s operations, resulting from both on- and off-Balance sheet transactions.

Organisation

The Risk and Control Directorate (R&C) is responsible for implementing the Risk Management Framework, particularly for identifying, monitoring and reporting all risks across the Bank. In co-ordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates and reports directly to the Governor. R&C units cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is responsible for the operational management of the Asset & Liability risks, including the Bank’s liquidity position.

Decision-making Committees

The following decision-making committees define and oversee risk management policies in their respective fields. All the committees are chaired by the CEB Governor.

•	The Credit Risk Committee (CRC) meets weekly and is responsible for credit decisions related to lending and treasury exposure based on internal credit risk assessments and recommendations.

•	The Asset & Liability Committee (ALCO) holds meetings monthly, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the Balance sheet.

•	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB semi-annually and ensures that adequate steps are taken to mitigate, monitor and control these risks.

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Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with an independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities and transactions are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) addresses money laundering/financing of terrorism and tax evasion risks and integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, promote ethical business standards and contribute independently to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance Unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and identifying, developing, implementing, and maintaining processes across the CEB to reduce information and IT risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board comprises three representatives from member states appointed on a rotating basis by the CEB’s Governing Board for a three-year term (outgoing members act as advisors for an additional year). The Auditing Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval. An excerpt of the report is appended to the financial statements.

The External Auditor is responsible for auditing the Bank’s financial statements according to the International Standards on Auditing (ISAs) issued by the International Auditing and Assurance Standards Board (IAASB), and for overseeing the CEB’s internal control and risk management processes. The External Auditor is appointed by the Governing Board for a five-year term – renewable once for a five-year period following a tender procedure – based on the Auditing Board’s opinion and recommendations of the Administrative Council. The External Auditor’s assessment process is also documented in the Independent auditor’s report on the annual financial statements, inter alia.

Furthermore, the Bank is assessed by the three major credit rating agencies: Fitch, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness, as well as environmental, social and governance criteria, following an annual rating assignment. Since 2021, the CEB has also been assigned unsolicited credit rating from Scope Ratings.

Internal and external reporting on risk management

The Risk & Control Directorate (R&C) evaluates credit risk across the CEB’s Loan and Treasury activities and reports weekly to the Credit Risk Committee.

The Finance Directorate reports monthly to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

A Quarterly Report on Risk Management is presented by R&C to the Administrative Council and the Governing Board. It provides the member states with the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the risk appetite framework.

The CEB also publishes a Risk Management Disclosure Report on an annual basis. The report provides details about exposures across different types of risks, the methodologies applied in risk management assessments and their objectives. The report also presents CEB’s approach to capital adequacy.

The Bank also provides extensive information to the rating agencies to support their annual assessment. Additionally, the CEB’s Financial Report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s Financial Report released at the end of the financial year provides a fair view of the risk management processes and practices in place at the Bank and describes in detail its risk exposure.

FINANCIAL STATEMENTS 2025

1. CREDIT RISK

Overview of the assessment process

Credit risk is the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the borrower’s or transaction’s credit quality.

Credit risk identification and assessment

Credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its Balance sheet and off-Balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (R&C Directorate) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled daily. Breach of limit, if any, is reported to senior management.

Internal credit ratings result from the Bank’s independent, internal credit risk assessment. Internal credit ratings provide an opinion on the ability and willingness of a borrower to pay its obligations in full and on time. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties at the Finance Directorate and at the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties, while ensuring a sound understanding of the underlying risk incurred. The internal rating methodologies are regularly reviewed and calibrated. Likewise, the defined limits attributed to each counterparty, which allow the Bank to monitor credit risk arising from its operations, are regularly reviewed.

Mapping between internal rating and external rating agencies

	Internal rating	Moody’s	S&P / Fitch
	10	Aaa	AAA
	9.5	Aa1	AA+
	9	Aa2	AA
	8.5	Aa3	AA-
Investment Grade	8	A1	A+
(I.G.)	7.5	A2	A
	7	A3	A-
	6.5	Baa1	BBB+
	6	Baa2	BBB
	5.5	Baa3	BBB-
	5	Ba1	BB+
	4.5	Ba2	BB
	4	Ba3	BB-
	3.5	B1	B+
Non-Investment Grade (non-I.G.)	3	B2	B
	2.5	B3	B-
	2	Caa1	CCC+
	1.5	Caa2	CCC
	1	Caa3	CCC-
	0.5	Ca	CC
	0.25	C	C
Default	0	D	D

FINANCIAL STATEMENTS 2025

Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (e.g. contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

The Administrative Council establishes an integrated framework for financial operations where the Bank’s financial and risk policy is embedded. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

Overall credit risk exposure

The following table presents the Bank’s credit risk exposure as at 31 December 2025 and 31 December 2024, both in:

A.     the Loans and Social Development Directorate: loans and financing commitments.

B.     the Finance Directorate: deposits (Nostro and Money Market), securities portfolios and derivatives.

		2025				2024
€ million	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Loans	4 313	15 775	3 474	23 562	4 897	15 020	2 998	22 915
Financing commitments	928	4 427	1 557	6 912	1 357	3 880	1 371	6 609
Deposits (Nostro & Money Market)	2 463	5 081		7 544	2 158	5 245		7 403
Securities	3 076	3 003		6 079	4 275	1 430		5 705
Swap & Forex EAD SA-CCR [1]	113	202		315	169	235		403
Total	10 893	28 488	5 031	44 411	12 855	25 810	4 369	43 034

●	Rating as recommended by the Basel Committee (second best rating) or internal rating when not rated by any international rating agency (i.e. Moody’s, Standard and Poor’s or Fitch)
●	Loans and financing commitments are reported after CRM
●	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest.

A - Loans & Social Development Directorate Activity

Loan portfolio

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

As at 31 December 2025, loans outstanding reached €23.6 billion, increasing by 2.8% (+ €647 million) compared to year-end 2024. The Bank did not record any default or late payment in 2025 (as in 2024 and 2023).

The table below displays the risk profile of the loan portfolio by rating class and type of counterparty:

		2025				2024
€ million	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Sovereign, State-Owned Financial Institutions and IFIs	1 632	7 340	3 237	12 210	1 940	7 165	2 792	11 896
Sub-sovereign administrations and financial institutions	2 439	4 664	174	7 277	2 738	4 052	130	6 920
Other financial institutions	3	2 742	21	2 765	5	3 107	41	3 153
Non-financial institutions	238	1 029	42	1 310	214	697	35	946
Total	4 313	15 775	3 474	23 562	4 897	15 020	2 998	22 915

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Loans reported after CRM at nominal value and excluding accrued interest

1 Standardised Approach for Counterparty Credit Risk

FINANCIAL STATEMENTS 2025

Guaranteed and collateralised loans

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees), allowing for an improvement in credit risk quality. As at 31 December 2025, 27.1% of total outstanding loans were guaranteed:

●	guaranteed loans by signed commitment: €6.3 billion (€6.9 billion as at 31 December 2024).
●	collateralised loans by pledged securities: €49 million (€78 million as at 31 December 2024).

In particular, the Bank manages a portfolio of loans partially covered by the European Commission’s InvestEU guarantee. At the end of 2025, the CEB InvestEU portfolio amounted to €417.4 million², and the guarantee covered by the European Commission amounted to €132.8 million. The InvestEU portfolio is set to grow to €1.0 billion loans, with a guarantee of €318.25 million.

Impact of credit enhancements on the risk profile of loans outstanding

		2025				2024
	Before CRM		After CRM		Before CRM		After CRM
€ million	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 078	13%	4 313	18%	3 610	16%	4 897	21%
A/BBB	15 513	66%	15 775	67%	14 712	64%	15 020	66%
Non-IG	4 970	21%	3 474	15%	4 593	20%	2 998	13%
Total	23 562	100%	23 562	100%	22 915	100%	22 915	100%

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
●	Loans reported at nominal value and excluding accrued interest

More specifically, the two tables below show the impact of the guarantees on non-rated loans by external credit rating agencies.

Share of non-rated loans by external rating agencies out of the total loans

2025		2024
Before CRM	After CRM	Before CRM	After CRM
6 200	3 249	5 998	3 011
26.3%	13.8%	26.2%	13.1%
Amounts in € million

Share of loans with an “Investment Grade” internal rating, among loans non-rated by external agencies

2025		2024
Before CRM	After CRM	Before CRM	After CRM
4 431	3 012	4 286	2 806
71.5%	92.7%	71.4%	93.2%

Amounts in € million

Breakdown of loans outstanding by maturity of repayment flows

€ million	Maturity	2025	%	2024	%
	Up to 1 year	2 913	12%	2 661	12%
	1 year to 5 years	9 265	39%	9 364	41%
	5 years to 10 years	6 544	28%	6 561	29%
	10 years to 20 years	4 252	18%	3 776	16%
	More than 20 years	588	2%	553	2%
	Total	23 562	100%	22 915	100%

	Weighted average residual life	6.36 years		6.15 years

2 The amount corresponds to the outstanding loan approved and for which a Framework Loan Agreement has been signed with the counterparty.

FINANCIAL STATEMENTS 2025

Breakdown of loans outstanding by rating class and by country of the counterparty (after CRM)

	2025				2024
€ million	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
Spain		2 415	30	2 445		2 502	33	2 534
Poland		2 267		2 267		2 043	1	2 044
France	238	1 909	43	2 191	942	1 278	35	2 254
Germany	1 317	532		1 848	1 209	450		1 659
Italy		1 847		1 847		1 774		1 774
Türkiye			1 537	1 537			1 436	1 436
Belgium	161	1 049		1 210	180	783		962
Slovak Republic		1 013		1 013		1 156		1 156
Lithuania		848	17	865		897	35	931
Netherlands	463	359	3	826	488	500	5	993
Serbia			823	823			768	768
Hungary		767		767		726		726
Finland	444	248		692	487	248	1	735
Croatia		583		583		691		691
Sweden	520	23		543	520	22		542
Ireland	513	12		525	480	13		494
Ukraine			459	459			116	116
Czech Republic	383	74		456	379	55		434
Romania		246	143	389		322	97	420
Bulgaria		308		308		224		224
Cyprus		267		267		283		283
Estonia		219		219		220		220
Greece		218		218		218		218
Slovenia		190		190		195		195
Portugal		149		149		246		246
Iceland		110		110		65		65
Albania			91	91			106	106
Bosnia and Herzegovina			78	78			83	83
North Macedonia			71	71			78	78
Montenegro			70	70			81	81
Republic of Moldova			50	50			58	58
Kosovo			44	44			45	45
Latvia		37		37		18		18
Malta		29		29		29		29
Georgia			14	14			14	14
Andorra		12		12		13		13
San Marino		7		7			8	8
Sub-total	4 039	15 737	3 474	23 250	4 685	14 969	2 998	22 652
Supranational	274			274	212			212
Non-Member Countries
Austria		38		38		51		51
Total	4 313	15 775	3 474	23 562	4 897	15 020	2 998	22 915

●	Loans reported after CRM at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2025

Stock of projects and financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing, but for which a framework loan agreement has been signed.

The stock of projects reached €9.4 billion as at 31 December 2025 (compared to €9.2 billion at year-end 2024), of which 71.2% are rated Investment-Grade (75.8% at year-end 2024).

Financing commitments reached €6.9 billion as at 31 December 2025 (compared to €6.6 billion at year-end 2024), of which 77.5% are rated Investment-Grade (79.3% at year-end 2024).

		2025				2024
€ million	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Total stock of projects	978	5 702	2 706	9 387	1 357	5 632	2 232	9 221
of which financing commitments	928	4 427	1 557	6 912	1 357	3 880	1 371	6 609

●	Financing commitments reported considering future CRM

Breakdown of financing commitments by rating class and by country of the counterparty (after CRM)

	2025				2024
€ million	AAA/AA	A/BBB	Non-IG	Total	AAA/AA	A/BBB	Non-IG	Total
Member Countries
France	265	687	16	968	540	213	11	764
Italy		696		696		371		371
Türkiye			605	605			478	478
Romania		534	20	554		385	28	413
Serbia			412	412			499	499
Germany	281	85		366	361	200		561
Belgium		325		325		550		550
Bulgaria		273		273		123		123
Portugal		257		257		353		353
Croatia		250		250
Slovak Republic		246		246		533		533
Spain		195		195		270		270
Republic of Moldova			183	183			154	154
Netherlands	150			150
Greece		133		133		133		133
Hungary		125		125		25		25
Iceland		111		111		92		92
Ukraine			91	91			84	84
Montenegro			88	88			9	9
Estonia		85		85		25		25
Lithuania		85		85		73		73
Cyprus		84		84		68		68
Czech Republic		77		77	121	119		239
North Macedonia			70	70			75	75
Finland		65		65		50		50
Poland		60		60		230		230
Sweden	57			57	80			80
Latvia		41		41		22		22
Albania			27	27
Kosovo			25	25			25	25
Bosnia and Herzegovina			20	20			9	9
Slovenia		15		15		25		25
Ireland					50	22		72
Sub-total	753	4 427	1 557	6 737	1 151	3 880	1 371	6 403
Supranational	175			175	206			206
Total	928	4 427	1 557	6 912	1 357	3 880	1 371	6 609

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
●	Financing commitments reported, considering future CRM

FINANCIAL STATEMENTS 2025

B - Finance Directorate Activity

Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

CEB’s risk appetite framework defines minimum internal ratings which issuers, debtors and counterparties need to have at the time when the Bank enters into transactions with them. These minimum internal ratings are based on the maturity of the investment (deposits and securities) and the type of counterparty.

Breakdown of finance operations by type of transaction

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Deposits (Nostro & Money Market)	689	1 774	5 081	7 544	683	1 475	5 245	7 403
Securities	1 481	1 595	3 003	6 079	1 537	2 738	1 430	5 705
Swaps & Forex EAD SA-CCR		113	202	315		169	235	403
Total	2 171	3 481	8 285	13 937	2 219	4 382	6 909	13 510

●	Rating as recommended by the Basel Committee (second best external rating) or, when not rated by international rating agencies, internal rating

Deposits

The treasury monetary portfolio consists of short-term placements such as nostro accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

Breakdown by deposit type and credit rating

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Nostro	244	98	167	510	237	186	191	614
Money Market	446	1 675	4 914	7 034	446	1 290	5 053	6 789
Total	689	1 774	5 081	7 544	683	1 475	5 245	7 403

●	Rating as recommended by the Basel Committee (second best external rating) or, when not rated by international rating agencies, internal rating
●	Deposits reported at nominal value and excluding accrued interest

Breakdown of money-market deposits by maturity and credit rating

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Up to 1 month		269	1 225	1 494	446	402	1 283	2 131
1 M to 3 M	446	776	1 031	2 252		414	1 356	1 770
3 M to 6 M		580	2 130	2 710		330	1 145	1 475
6 M to 1 year		50	528	578		144	1 269	1 413
Total	446	1 675	4 914	7 034	446	1 290	5 053	6 789

●	Rating as recommended by the Basel Committee (second best external rating) or, when not rated by international rating agencies, internal rating
●	Deposits reported at nominal value and excluding accrued interest

Securities portfolios

The Bank manages three securities portfolios:

-	Short-Term Liquidity Portfolio (STL): short-term securities with maturities up to one year;
-	Fair-Value through Equity Portfolio (FVOCI3): maturities between one and 15 years;
-	Amortised Cost Portfolio (ACP): in euro, fixed-rate, and maturities between one year and 30 years.

3 Fair Value through Other Comprehensive Income Portfolio

FINANCIAL STATEMENTS 2025

Breakdown of securities by portfolio type and rating

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Amortised Cost Portfolio	1 249	678	1 132	3 059	1 204	1 137		2 341
Fair-Value Portfolio	232	917	850	1 998	333	1 601	105	2 039
Short-Term Portfolio			1 021	1 021			1 325	1 325
Total	1 481	1 595	3 003	6 079	1 537	2 738	1 430	5 705

●	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
●	Securities reported at nominal value and excluding accrued interest

Breakdown of securities portfolio by residual maturity and rating

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Under 1 year	207	125	1 230	1 562	209	368	1 325	1 903
1 year to 2 years	173	161	66	400	207	332	5	544
2 years to 5 years	380	254	362	996	475	620	100	1 195
> 5 years	721	1 055	1 345	3 121	645	1 418		2 063
Total	1 481	1 595	3 003	6 079	1 537	2 738	1 430	5 705

Breakdown of securities portfolio by country and rating of the issuer

		2025				2024
€ million	AAA	AA	A	Total	AAA	AA	A	Total
Member Countries
France		30	2 192	2 222		1 436	205	1 641
Germany	129	368	50	547	179	387		566
Netherlands	113		91	204	113			113
Belgium		202		202		17		17
Finland		169		169		184		184
Denmark	55		80	135	52		250	302
Sweden	35	37		72	35	69		104
Switzerland	10		50	60	10		275	285
Luxembourg	42			42	42			42
Spain			40	40
Norway	5			5	5			5
Sub-total members	389	805	2 503	3 697	436	2 092	730	3 259
Supranational	862	12	100	974	828	12		840
Europe (non-members)
Great Britain			350	350			300	300
Austria		131		131		93		93
Sub-total Europe		131	350	481		93	300	393
Others
Canada	230	349		579	273	223	300	796
South Korea		156		156		171		171
New Zealand		82		82		82		82
Australia		60		60		65		65
United States of America			50	50			100	100
Sub-total Others	230	646	50	926	273	541	400	1 213
Grand Total	1 481	1 595	3 003	6 079	1 537	2 738	1 430	5 705

●	Rating as recommended by the Basel Committee (second best external rating) or, when not rated by international rating agencies, internal rating
●	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2025

Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the counterparty by the Credit Risk Committee and the signing of an ISDA4 Master Agreement and a Credit Support Annex (CSA), which defines the terms for the provision of collateral with the derivative counterparty. The CEB has signed ISDA Master Agreements and CSAs with all its derivative counterparties. The majority of these CSAs are two-way CSAs, meaning that both counterparties are required to post collateral, which allows CEB to adapt to market conditions and to obtain the best possible price.

Eligible collateral identified in the CSAs may be cash-euro, or debt securities whose market price is discounted by applying a haircut and whose minimum internal rating must be 7.0 (corresponding to A-). All swap transactions are measured at fair value, and counterparty exposures are monitored daily so that additional collateral can be called under the conditions described in the relevant CSA.

As at 31 December 2025, the Bank had received €404 million and provided €686 million as cash collateral, covering all net present values (negative and positive) of the swap portfolio.

In accordance with CRR2/CRD55, the regulation and the directive prescribing how to assess the counterparty credit risk (CCR) on derivatives exposures, the CEB considers the SA-CCR method on netting agreements and the collateral flows.

As at 31 December 2025, the CCR exposure of the Bank’s derivatives was €315 million (€403 million in 2024).

Breakdown of the swap notional values by type and maturity

			2025					2024
€ million	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total	< 1 year	1 to 5Y	5 to 10Y	> 10Y	Total
Cross currency swaps	5 024	10 750	594	136	16 504	5 706	10 746	627	151	17 229
Interest rate swaps	4 749	13 588	12 844	8 576	39 757	6 877	13 744	13 226	7 913	41 761
Total	9 773	24 338	13 438	8 711	56 261	12 583	24 490	13 853	8 064	58 991

4 International Swaps and Derivatives Association.

5 Capital Requirements Regulation 2: Regulation (EU) 2019/876 / Capital Requirements Directive 5: Directive (EU) 2019/878.

FINANCIAL STATEMENTS 2025

CEB’s exposure to the public sector6 by type of instrument (loan and securities)

		2025			2024
€ million	Loans	Securities	Total	Loans	Securities	Total
Euro area Countries
France	1 188	1 770	2 959	1 081	964	2 044
Spain	2 038	40	2 078	2 078		2 078
Germany	1 168	262	1 430	1 169	331	1 500
Belgium	1 210	202	1 412	962	17	980
Italy	1 298		1 298	1 331		1 331
Finland	689	169	858	729	139	868
Lithuania	821		821	868		868
Slovak Republic	787		787	991		991
Croatia	583		583	691		691
Netherlands	463	113	576	488	113	601
Ireland	525		525	492		492
Cyprus	267		267	283		283
Estonia	219		219	220		220
Greece	218		218	218		218
Slovenia	184		184	187		187
Portugal	149		149	246		246
Austria		131	131
Luxembourg		42	42		42	42
Latvia	23		23
Sub-total euro area (a)	11 831	2 729	14 561	12 035	1 606	13 640
Other EU Countries
Poland	1 703		1 703	1 457		1 457
Hungary	767		767	726		726
Sweden	520	35	555	520	43	562
Romania	389		389	420		420
Czech Republic	386		386	384		384
Bulgaria	308		308	224		224
Denmark		55	55		52	52
Sub-total other EU (b)	4 074	90	4 164	3 729	95	3 824
Total EU countries (a) + (b)	15 905	2 820	18 725	15 764	1 700	17 464
Non-EU countries
Türkiye	1 537		1 537	1 436		1 436
Serbia	823		823	768		768
Ukraine	459		459	116		116
Albania	91		91	106		106
Bosnia and Herzegovina	78		78	83		83
North Macedonia	71		71	78		78
Montenegro	70		70	81		81
Iceland	52		52	35		35
Republic of Moldova	50		50	58		58
Kosovo	44		44	45		45
Georgia	14		14	14		14
Andorra	12		12	13		13
San Marino	7		7	8		8
Sub-total non-EU (c)	3 308		3 308	2 840		2 840
Other countries
Canada		249	249		236	236
South Korea		156	156		171	171
New Zealand		82	82		82	82
Sub-total Other Countries (d)		486	486		489	489
Supranational Institutions	274	974	1 248	212	840	1 052
Sub-total Supranational (e)	274	974	1 248	212	840	1 052
Total (a)+(b)+(c)+(d)+(e)	19 487	4 280	23 767	18 816	3 029	21 845

6 Public sector refers in this document to Sovereign (States), Sub-Sovereign (Regional and Local authorities), and their Promotional Financial Institutions.

FINANCIAL STATEMENTS 2025

Concentration – Large Exposures

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit).

In line with the Basel Committee recommendations and the EU directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation.

The CEB adopts the following risk concentration criteria:

•	Direct Exposure over group: within a group of counterparties connected by a control relationship (subsidiaries and branches), even if there is no guarantee.

•	Indirect Exposure over group: when an entity has provided its guarantee to another, even if they are not connected by a control relationship.

As at 31 December 2025:

•	Prudential Equity amounted to €4.6 billion (compared to €4.1 billion at year-end 2024).

•	Eight counterparties or groups of counterparties were considered as Large Exposure (thirteen in 2024).

•	No counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2024).

•	The total amount outstanding to these counterparties stood at €4.8 billion, i.e. 105% of the CEB’s prudential equity, well below the 800% limit (31 December 2024: €6.9 billion, i.e. 167% of the CEB’s prudential equity).

	2025	2024
Number of counterparties in Large Exposure	8	13
Total Large Exposures in % of Equity	105%	167%
Total Large Exposures (€ million)	4 784	6 886
of which Loans (€ million)	2 921	3 334
of which Finance (€ million)	1 863	3 552

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest
•	“Finance” means Securities, Money market, Nostro, derivatives & Forex

Balance sheet Optimisation Initiative - Sovereign Exposure Exchange Agreement

In 2025, the Bank entered into its first Exposure Exchange Agreement (EEA) transaction, following the execution of a bilateral Master Exposure Exchange Agreement. This transaction enabled CEB (in line with the practice of peer multilateral development banks) to optimise its capital resources by reallocating sovereign credit exposures from countries with higher concentrations to those with lower exposure levels.

Under the terms of the EEA, CEB provided credit protection for Argentina (€68.4 million), Brazil (€351.6 million), Colombia (€40 million), and Mexico (€40 million), while receiving credit protection for Bosnia and Herzegovina (€20 million), Republic de Moldova (€12 million), Romania (€20 million), Serbia (€98 million), and Türkiye (€350 million).

The EEA was implemented in full compliance with CEB’s internal limit framework. The total exposure for which CEB provided credit protection accounts for less than 15% of the Bank’s total sovereign loan exposure, and none of the sovereign exposures for which CEB provided credit protection rank among CEB’s ten largest exposures.

As at 31 December 2025, there were no non-accrual events under the EEA.

FINANCIAL STATEMENTS 2025

2. MARKET RISK

Market risk is the risk of losses from adverse movements in financial markets such as interest rates or foreign exchange rates. Since the Bank has no trading activities and only minimal FX exposure, no capital charge is required for market risk.

A. Interest rate risk

Interest rate risk is the risk that adverse interest rate movements affect the Bank’s earnings or capital due to mismatches between the rate profiles of assets and liabilities.

Interest rate risk management

Interest rate risk management is handled by the Finance Directorate, with monthly monitoring by the Risk & Control Directorate, while ALCO oversees the Bank’s overall interest rate position and related decisions.

The CEB manages interest rate risk prudently across the balance-sheet, mainly by using micro- or macro-hedging derivatives to convert assets and liabilities into euro-denominated variable-rate instruments. This approach is designed to preserve the Bank’s financial stability and protect its earnings and capital base.

The CEB is structurally exposed to interest rate risk on its equity because equity is not interest rate sensitive and cannot be matched with interest-rate-sensitive assets. To manage this exposure, the Bank applies a convention for the repricing profile and duration of equity, which is reviewed regularly in line with its risk appetite and market conditions. At end-2025, the conventional duration for equity investments is six years, with equity invested in euro-denominated fixed-rate loans and securities.

Interest rate risk measurement

The Bank measures interest rate risk in line with Basel/EU/European Banking Authority (EBA) regulations, focusing on the impact of interest rate shocks on the Economic Value of Equity (EVE) and Net Interest Income (NII).

The EVE sensitivity is the Bank’s primary metric within its risk appetite framework. It measures the change in the net present value of the Balance sheet (excluding equity) under the six supervisory shock scenarios defined by the EBA. The framework limits the impact of the most severe shock, in absolute terms, to 20% of prudential equity. The table below presents the impact of the most severe shock on EVE.

Most severe EBA shock	2025	2024
+200bp interest rate shock	-13.3%	-10.7%

The CEB monitors the NII sensitivity to ensure that interest rate movements do not materially reduce the Bank’s revenues. This metric is calculated in accordance with the EBA methodology (going-concern basis, one-year horizon, and EBA instantaneous interest rate shocks). The table below presents the NIl sensitivities at end of 2025 and end of 2024.

EBA shocks (€ million)	2025	2024
+200bp interest rate shock	-45.1	-5.4
-200bp interest rate shock	46.4	8.0

The CEB monitors the interest rate duration of equity investments, to track any deviation between the actual duration and the conventional target duration set by ALCO. The table below shows the duration at end of 2024 and 2025. The target duration is 6 years.

	2025	2024
Interest rate duration of equity investments	6.7 years	5.2 years

The CEB monitors the sensitivity of the market value of securities portfolios to changes in interest rates and credit spreads to monitor potential impacts on liquidity and capital. The table below presents these sensitivities at year-end 2025 for the portfolio measured at amortised cost (ACP), and the portfolios measured at Fair Value through Other Comprehensive Income (FVOCI), i.e. Short-Term Liquidity (STL) Portfolio and FVOCI Portfolio.

€ million	Amortised Cost Portfolio (ACP)	FVOCI Portfolios (STL + FVOCI)
+200bp interest rate shock	-355	-18
+200bp credit spread shock	-355	-199

FINANCIAL STATEMENTS 2025

The CEB monitors interest rate risk through static interest rate repricing gaps, which illustrate how mismatches in the timing of interest rate resets between assets and liabilities can affect earnings. The tables below present the interest rate gap as at 31 December 2025 versus 2024, with assets and liabilities grouped into time bands based on their maturity or next interest rate reset date. The gap in each time band reflects the Bank’s static interest rate risk exposure.

Interest rate repricing gaps

€ thousand

	Up to	1 to 3	3 months	1 to	More than	Undefined	Net book
31 December 2025	1 month	months	up to 1 year	5 years	5 years		value
Assets
Cash in hand, balances with central banks	504 820						504 820
Financial assets at fair value through equity*	565 243	1 952 716	531 366			(58 839)	2 990 486
Financial assets at amortised cost
Loans*	5 236 021	15 983 198	450 134	870 532	989 680	(757 723)	22 771 841
Advances	2 068 765	3 094 393	1 871 170			58 486	7 092 814
Debt securities		20 000	298 601	896 857	1 843 834	(132 748)	2 926 544
Deposits of guarantees paid	686 872					(295)	686 576
Other assets						2 065 217	2 065 217
Sub-total of assets	9 061 720	21 050 308	3 151 271	1 767 389	2 833 514	1 174 097	39 038 298
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(58 218)	(3 740)	(804)	(284)	(62)		(63 108)
Debt securities in issue*	(19 838 096)	(12 532 581)	(37 504)			1 037 329	(31 370 852)
Deposits of guarantees received	(405 112)						(405 112)
Provisions for risk and charges	(663)	(1 325)	(5 963)	(45 719)	(259 482)		(313 152)
Other liabilities						(2 011 827)	(2 011 827)
Sub-total of liabilities	(20 302 088)	(12 537 646)	(44 272)	(46 003)	(259 544)	(974 498)	(34 164 051)
Equity						(4 874 247)	(4 874 247)
Net during the period	(11 240 368)	8 512 662	3 106 999	1 721 385	2 573 970	(4 674 648)
Cumulative net during the period	(11 240 368)	(2 727 706)	379 293	2 100 678	4 674 648
*after hedging
€ thousand
	Up to	1 to 3	3 months	1 to	More than	Undefined	Net book
31 December 2024	1 month	months	up to 1 year	5 years	5 years		value
Assets
Cash in hand, balances with central banks	608 615						608 615
Financial assets at fair value through equity*	1 186 143	2 118 610	51 366			(64 795)	3 291 324
Financial assets at amortised cost
Loans*	5 382 970	15 233 499	586 450	709 282	981 485	(592 055)	22 301 631
Advances	3 249 582	3 500 774				122 430	6 872 787
Debt securities	63 400	93 700	230 285	1 001 138	952 404	(2 635)	2 338 292
Deposits of guarantees paid	442 189					(370)	441 820
Other assets						2 758 816	2 758 816
Sub-total of assets	10 932 899	20 946 584	868 101	1 710 420	1 933 889	2 221 392	38 613 285
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(95 546)	(57)	(1 070)	(1 239)	(338)		(98 251)
Debt securities in issue*	(17 421 164)	(13 555 110)	(37 504)			140 566	(30 873 212)
Deposits of guarantees received	(790 434)						(790 434)
Provisions for risk and charges	(600)	(1 200)	(5 400)	(39 604)	(289 473)		(336 277)
Other liabilities						(1 795 679)	(1 795 679)
Sub-total of liabilities	(18 307 744)	(13 556 367)	(43 975)	(40 843)	(289 811)	(1 655 113)	(33 893 853)
Equity						(4 719 432)	(4 719 432)
Net during the period	(7 374 845)	7 390 217	824 126	1 669 577	1 644 078	(4 153 153)
Cumulative net during the period	(7 374 845)	15 372	839 498	2 509 075	4 153 153
*after hedging

FINANCIAL STATEMENTS 2025

B. Foreign exchange risk

Foreign exchange risk is managed by the Finance Directorate and monitored by the Risk & Control Directorate, which provides independent oversight of the main financial risks.

The Bank measures its currency exposure by calculating spot net open positions: assets minus liabilities per currency, including off-Balance sheet positions.

Residual currency risk mainly stems from net interest cash flows in non-euro currencies. The limit for each net open position is €1 million, measured at month-end, with a five-working days span to close any excess exposure.

Residual foreign exchange exposure after taking hedging instruments into account

€ thousand

Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2025	Assets	Liabilities	Derivative Instruments	Net position 2024
United States Dollar	1 004 360	6 894 699	5 891 549	1 210	2 124 547	7 285 542	5 160 960	(35)
Australian Dollar	97 518	904 489	807 690	719	7 256	620 309	614 119	1 066
Swiss franc	455 249	216 487	(238 364)	398	319 757	214 259	(105 177)	321
Hong Kong Dollar	11 730	623 667	612 263	326	259 087	350 629	91 415	(127)
Canadian Dollar	107 718	205 049	97 588	257	4 554	204 976	200 696	274
Swedish Krona	535 985	62 752	(473 112)	121	631 898	60 125	(571 657)	116
Pound Sterling	87 996	2 512 831	2 424 937	102	77 256	3 388 749	3 311 705	212
Other currencies	1 600 152	693 975	(906 009)	168	1 472 569	324 304	(1 147 970)	295
Total	3 900 708	12 113 949	8 216 542	3 301	4 896 924	12 448 893	7 554 091	2 122

3. LIQUIDITY RISK

Liquidity risk is the risk of losses arising when the Bank cannot meet its payment obligations in full and on time.

Liquidity risk is inherent to the Bank’s business model and results mainly from maturity mismatches between assets and liabilities. It may be more significant for the CEB because, unlike commercial banks, the CEB does not collect customer deposits and has no access to central bank refinancing.

Liquidity risk comprises two components:

•	Funding liquidity risk – the risk of being unable to meet payment obligations due to an inability to raise new funding

•	Market liquidity risk – the risk of being unable to sell or convert liquid assets into cash without incurring significant losses.

A. Liquidity risk management.

Liquidity risk management is essential to preserving the Bank’s financial flexibility, particularly when market conditions restrict access to long-term funding.

The Bank manages this risk prudently by setting liquidity indicators across multiple time horizons and maintaining sufficient liquid assets to continue ongoing operations even under severe stress, when new funding may not be available.

The Finance Directorate manages the liquidity position and compliance with exposure limits, while the Risk & Control Directorate performs daily monitoring. The Asset and Liability Committee (ALCO) oversees funding and liquidity and addresses related risks.

A core principle of the Bank’s funding strategy is diversification. The Bank diversifies its issuance programmes, funding markets, and investor base to avoid excessive reliance on any single source, while ensuring that maturity mismatches between assets and liabilities remain limited. This strategy is carried out within the annual borrowing authorisation approved by the Administrative Council.

To manage liquidity risk, the Bank maintains a liquidity reserve composed of highly rated, liquid securities expected to retain value and market liquidity under stress. Most of these securities qualify as High-Quality Liquid Assets (HQLA) for the LCR. At end of 2025, HQLA-eligible securities amounted to €4.1 billion after haircuts (2024: €3.6 billion).

Finally, the CEB operates an internal Contingency Funding Plan (CFP) defining escalation steps, communication processes and decision-making procedures in case of severe liquidity shortfalls.

FINANCIAL STATEMENTS 2025

B. Liquidity risk measurement

The Bank assesses liquidity risk through a combination of internal metrics and Basel/EU regulatory metrics.

The Survival Horizon (SH) is the Bank’s main liquidity risk metric and is part of the risk appetite framework. It measures how long the Bank can meet its payment obligations from ongoing operations under a severe stress scenario using its available liquid assets. This scenario assumes no market access to new funding, stressed loan repayment, reduced liquid asset values, and stressed collateral requirements on derivatives. The SH limit is 12 months. At end of 2025, it stood at 17 months (2024: 18 months).

	2025	2024
Survival Horizon (SH)	17 months	18 months

Although not subject to the international regulatory framework, the CEB also complies with the Basel/EU Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR), both included in the risk appetite framework with a minimum of 100%. At year-end 2025, the LCR was 672%7 (2024: 606%) and the NSFR was 138% (2024: 134%).

Regulatory Ratios	2025	2024
Liquidity Coverage Ratio (LCR)	672%	606%
Net Stable Funding Ratio (NSFR)	138%	134%

The CEB also monitors the Short-Term Liquidity Ratios (STLR), based on S&P’s methodology. These ratios compare liquidity sources with liquidity needs under stressed market conditions over one to twelve month horizons, with a minimum requirement of 100%. As at 31 December 2025, the STLR values were:

STLR	2025	2024
1 month	589%	726%
3 months	322%	285%
6 months	178%	180%
12 months	138%	145%

Finally, the CEB monitors static liquidity gaps, which measure potential future maturity mismatches between assets and liabilities. The tables present these potential future maturity mismatches by presenting the undiscounted principal and interest cash flows of financial instruments until their maturity8.

7 Average of the last twelve month-end LCR.

8 Cash flows are reported net for interest rate swaps and gross for currency swaps and FX forwards, based on the exchange and interest rates at the reporting date.

FINANCIAL STATEMENTS 2025

Liquidity gaps

€ thousand

	Current outstanding			Non-current outstanding
	Up to	1 to 3	3 months	1 to 5	More than	Total .
31 December 2025	1 month	months	up to 1 year	years	5 years
Assets
Cash in hand, balances with central banks	504 942					504 942
Financial assets at fair value through equity	5 189	416 824	870 740	886 463	1 199 784	3 378 999
Financial assets at amortised cost
Loans	140 965	295 346	2 893 182	10 864 997	13 129 669	27 324 159
Advances	1 505 607	2 277 301	3 356 397			7 139 305
Debt securities	2 532	31 466	361 966	930 216	2 380 695	3 706 876
Deposits of guarantees paid	686 872					686 872
Sub-total of assets	2 846 106	3 020 937	7 482 285	12 681 676	16 710 148	42 741 152
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	752	1 482	6 731	35 259	24 839	69 063
Debt securities in issue	191 294	946 703	5 052 739	19 701 019	8 425 081	34 316 837
Deposits of guarantees received	405 112					405 112
Social Impact Account	56 892					56 892
Sub-total of liabilities	654 050	948 185	5 059 470	19 736 278	8 449 920	34 847 903
Off-balance sheet
Financing commitments	(199 500)	(760 000)	(2 058 500)	(3 116 664)	(777 634)	(6 912 298)
Term financial instruments
To be received	893 353	1 568 841	3 759 797	13 240 143	3 234 727	22 696 861
To be paid	(777 609)	(1 530 398)	(3 923 665)	(13 739 030)	(2 693 822)	(22 664 523)
Sub-total of off-balance sheet	(83 756)	(721 557)	(2 222 367)	(3 615 552)	(236 728)	(6 879 960)
Total	2 108 300	1 351 195	200 448	(10 670 154)	8 023 499	1 013 289

€ thousand
	Current outstanding			Non-current outstanding
31 December 2024	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Total .

Assets
Cash in hand, balances with central banks	608 810					608 810
Financial assets at fair value through equity	4 548	313 969	1 291 385	967 895	1 112 437	3 690 234
Financial assets at amortised cost
Loans	87 072	125 233	2 580 027	10 692 941	12 536 959	26 022 232
Advances	2 188 912	1 767 402	2 987 765			6 944 079
Debt securities	17 095	105 161	281 981	1 103 738	1 272 476	2 780 451
Deposits of guarantees paid	442 189					442 189
Sub-total of assets	3 348 626	2 311 765	7 141 158	12 764 574	14 921 872	40 487 995
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	1 249	2 399	10 404	53 594	38 038	105 684
Debt securities in issue	147 484	1 532 861	3 451 116	20 215 037	8 419 745	33 766 243
Deposits of guarantees received	790 434					790 434
Social Impact Account	50 144					50 144
Sub-total of liabilities	989 311	1 535 260	3 461 520	20 268 631	8 457 783	34 712 505
Off-balance sheet
Financing commitments	(310 000)	(646 000)	(1 846 000)	(3 063 062)	(743 459)	(6 608 521)
Term financial instruments
To be received	1 448 808	1 510 027	4 020 482	13 391 524	2 491 185	22 862 026
To be paid	(1 405 992)	(1 451 325)	(4 123 584)	(12 896 758)	(2 225 283)	(22 102 942)
Sub-total of off-balance sheet	(267 184)	(587 298)	(1 949 102)	(2 568 296)	(477 557)	(5 849 437)
Total	2 092 131	189 207	1 730 536	(10 072 353)	5 986 532	(73 947)

FINANCIAL STATEMENTS 2025

4. OPERATIONAL RISK

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. The policy lays out sound practices to ensure effective and consistent operational risk management across the CEB.

Operational risk is the risk of potential loss resulting from inadequate or failed internal processes, people and systems or external events. Moreover, the CEB also considers reputational and legal risks that may adversely impact its activities.

Inspired by the Basel Committee on Banking Supervision principles and international best practices, the Bank is committed to continuously assessing its operational risk and implementing the appropriate mitigating measures.

The CEB’s operational risk framework is reviewed and approved by the Committee for Operational Risks and Organisation (CORO) at their semi-annual meetings. Chaired by the Governor and composed of Senior Management, CORO sets acceptable levels for the operational risks faced by the CEB and ensures that directors take the necessary steps to monitor and control these risks within their respective directorates.

In close co-operation with business lines, the Operational Risk Unit (ORU) manages the implementation of the operational risk framework centrally and electronically. Risk identification evaluation and mitigation follow a predefined methodology and a targeted action plan. The operational risk incidents, including “near misses”, are also integrated to ensure the control framework’s effectiveness and completeness through risk mapping and assessment.

ORU ensures the adequate design and effectiveness of the internal control framework through regular testing of key controls covering the main risks in each business line. The results are reported to the CORO. Each business unit annually asserts the efficiency of its respective permanent internal control environment.

To maintain a comprehensive procedure and control map, ORU is also responsible for modelling procedures in collaboration with the business lines. A dedicated intranet site provides all staff access to such procedures.

The CEB has a Business Continuity Plan (BCP) to hedge against disruptions in its business activities. The BCP comprises a crisis management plan and an underlying technical framework, including data centres, emergency dealing room, user back-up positions, telecommuting solutions, and business line-specific plans.

The operational risk capital charge is included in the Bank’s Capital Adequacy Ratio under the risk appetite framework. The CEB applies the Basic Indicator Approach, which calculates the requirement based on the average net banking income of the past three years.

As at 31 December 2025, the Risk-Weighted Assets (RWA) for operational risk amounted to €342 million (compared to €320 million at year-end 2024), i.e. a capital charge for operational risk of €27.4 million, compared to €25.6 million at year-end 2024.

FINANCIAL STATEMENTS 2025

5. CLIMATE RISK

The CEB recognises the significant role of climate risk alongside the traditional types of risk identified, such as credit, interest rate, foreign exchange, liquidity, and operational risk.

The Bank does not only consider climate risk as a stand-alone risk category but also as an interconnecting risk with the potential to impact any other type of risk. Climate-related risks are divided into two major categories: physical and transition risks. Physical risks refer to the direct physical impacts of climate change. Physical risks resulting from climate change can be event-driven (acute) or longer-term (chronic) shifts in climate patterns. Transition risks cover the transition to a lower-carbon economy. Transitioning to a lower carbon economy may entail extensive policy, legal, technology, and market changes to address mitigation and adaptation requirements related to climate change.

CEB’s climate-related risk mapping identifies the challenges and opportunities that arise from climate change shocks, since all risk categories - credit, market, liquidity, operational and reputational risk - may be impacted.

In addition to assessing how climate risk may impact the Bank’s overall risk profile, the CEB identifies and assesses climate-related risks at the individual project and counterparty levels.

CEB’s loan portfolio is materially exposed to sovereign risk. Consequently, the CEB has developed a climate scorecard for sovereigns. The scorecard captures physical risk, transition risk and readiness. The CEB has also developed a climate scorecard for local and regional authorities. Going forward, climate scorecards for other types of counterparties will be developed. The output from these scorecards will enable the CEB to map and benchmark its counterparties according to their climate risk exposure.

The CEB publishes annually a Task Force on Climate-Related Financial Disclosures (TCFD) report.

6. RISK APPETITE FRAMEWORK

As a multilateral development bank (MDB), the CEB is not subject to its member states’ regulatory frameworks, the Basel Committee recommendations or EU directives. However, it is the Bank’s policy to follow best banking practices, according to its MDB status, by making all necessary adjustments. To this end, the CEB has established a set of risk indicators and ratios, with their associated limits, to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

In the reporting period ending 31 December 2025, all ratios and indicators were well within their authorised limits.

Capital

Capital Adequacy Ratio (CAR) measures the Bank’s Prudential Equity9 relative to its total Risk-Weighted Assets (RWA). The Bank uses the Pillar I Standardised Approach, applying risk-weight factors based on the counterparty’s type and rating (and in case of bank exposures, the maturity).

The Bank monitors the CAR to ensure it maintains sufficient capital to absorb unexpected losses from credit, market and operational risks. Although the risk appetite framework floor is set at 10.5%, the Bank targets a level above 20% to maintain first-rank financial fundamentals and aims for a comfort zone above 25%.

At year-end 2025, the CAR stood at 29.2%, broadly stable compared to 29.3% at year-end 2024. Credit risk accounts for 96.0% of total capital requirements: 71.0% from the loan portfolio and 25.0% from finance operations.

	2025	2024
Capital Adequacy Ratio (EU CRR - Standard method)	29.2%	29.3%

Gearing Ratio (GR) measures the outstanding loans (after swap and guarantees) divided by Own Funds10, thus establishing a volume ceiling to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark with other multilateral development banks. The ceiling limit of the risk appetite framework is 2.5.

	2025	2024
Gearing Ratio	1.85	1.81

9    Prudential equity includes paid-in capital, reserves and net profit after deduction of adjustment items prescribed in the EU Capital Requirements Directives relevant to the CEB.

10 Own Funds include subscribed capital, reserves and net profit.

FINANCIAL STATEMENTS 2025

Leverage

Leverage Ratio (LR) is the ratio of Prudential Equity divided by the exposure value of all assets and off-Balance sheet items. The exposure value of derivatives is calculated with the method used in the capital adequacy ratio standardised approach. The conversion factor for risk-related off-Balance sheet items (financing commitments) is 50%.

The LR provides a simple indicator (considering the gross exposures without any weighting) to complement the capital adequacy ratio to limit excessive leverage of the Bank. This ratio’s risk appetite framework floor is 7% to ensure first-rank financial fundamentals.

	2025	2024
Leverage Ratio (EU CRR)	11.2%	10.4%

Treasury Asset Ratio (TAR) compares total financial assets (after considering the hedging swap’s fair value) to Prudential Equity. Total financial assets comprise the outstanding amounts in the securities portfolios, bank deposits, repos and nostro accounts, excluding collaterals. The risk-appetite framework ceiling is five times the CEB’s Prudential Equity, i.e. €22.9 billion at year-end 2025.

	2025	2024
Treasury Asset Ratio	3.03	3.10

Liquidity

Survival Horizon (SH) is the key metric used to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets. The minimum risk-appetite framework level of this indicator is 12 months.

	2025	2024
Survival Horizon	17 months	18 months

Liquidity Regulatory Ratios (EU CRR LCR and NSFR): The Bank requires that the liquidity position be strong enough to fulfil Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR) requirements. The risk appetite framework minimum is 100%.

The LCR aims to ensure the Bank holds a sufficient amount of high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

	2025	2024
Liquidity Coverage Ratio [11] (EU CRR)	672%	606%

The NSFR compares the Bank’s available stable funding (ASF) to required stable funding (RSF). In line with supervisory assumptions, different factors reflect the liquidity characteristics of each instrument of the entire Balance sheet.

	2025	2024
Net Stable Funding Ratio (EU CRR)	138%	134%

Market Risk

Sensitivity of Economic Value of Equity (EVE) measures the maximum change in the present value of interest-rate-sensitive assets and liabilities (excluding equity) under Basel/EU interest-rate shocks. The risk appetite framework limits the impact of the most severe shock on EVE to no more than 20% of its Prudential Equity, in absolute terms. At year-end 2025, the sensitivity of EVE remained well within this limit, as was also the case in 2024.

	2025	2024
Sensitivity of Economic Value of Equity (EVE)	-13.3%	-10.7%

11 Since 2024, the LCR ratio has been reported as an average of the last twelve end of month LCRs.

FINANCIAL STATEMENTS 2025

Spot Net Open Position measures at month-end the total asset amount minus the total liability amount in a foreign currency, including both on-and off-Balance sheet positions.

The risk appetite framework ceiling is, in absolute value, €1 million at month-end per currency. At year-end 2025, it was well within the limit, as in 2024.

Credit Risk in finance activity

The CEB defines minimum credit quality, i.e. minimum internal ratings, at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties, based on the investment maturity (deposits and securities) and the type of counterparty.

In 2025, all counterparties and transactions met these minimum thresholds on the trade date, as was the case in 2024.

	Up to 3 M	3 to 6 M	6 M to 1 Y	1 Y to 2 Y	2 Y to 5 Y	> 5 Y
Sovereign	5.5 (BBB-)	5.5 (BBB-)	7.0 (A-)	7.0 (A-)	8.0 (A+)	8.5 (AA-)*
Sub-sovereign, agency, supranational	6.0 (BBB)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.0 (A+)	8.5 (AA-)
Financial Institution	6.5 (BBB+)	7.0 (A-)	7.0 (A-)	7.0 (A-)	8.5 (AA-)	Not allowed
Corporate	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	8.5 (AA-)	9.5 (AA+)	Not allowed
Covered Bond (rating of issue, not issuer)	7.5 (A)	8.0 (A+)	8.0 (A+)	8.0 (A+)	9.0 (AA)	8.5 (AA-)**

* For CEB member states sovereign bonds, the minimum internal rating is 8.0 (A+)

** Only up to 10 Y

FINANCIAL STATEMENTS 2025

NOTE C - Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the Balance sheet heading “Financial instruments at fair value through profit or loss”.

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the Balance sheet under the heading “Hedging derivative financial instruments”. These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

The term financial instruments comprise interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted its valuation methods related to:

•	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA),

•	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA), and

•	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2025, the CEB recorded a fair value adjustment of derivative instruments in the amount of €130 thousand under assets for the DVA (31 December 2024: €147 thousand) and of €1 683 thousand under liabilities for the CVA (31 December 2024: €1 832 thousand). These adjustments are recorded by the counterparty in the Income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the revaluation of OCA is not accounted for.

The following table presents the fair value of the financial instruments at fair value through profit or loss and the hedging derivative financial instruments:

€ thousand
31 December 2025	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	7 969	(24 506)
Foreign exchange derivative financial instruments	80 077	(886 477)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	130
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 683)
Total	88 176	(912 666)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 272 029	(862 504)
Foreign exchange derivative financial instruments	325 473	(158 808)
Total	1 597 502	(1 021 312)

€ thousand
31 December 2024	Positive market value	Negative market value
Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	7 307	(16 702)
Foreign exchange derivative financial instruments	581 832	(252 317)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	147
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(1 832)
Total	589 286	(270 851)
Hedging derivative financial instruments
Interest rate derivative financial instruments	1 266 483	(1 124 896)
Foreign exchange derivative financial instruments	240 999	(321 436)
Total	1 507 482	(1 446 332)

FINANCIAL STATEMENTS 2025

NOTE D - Financial assets and liabilities

The table below shows the net book value of financial assets and liabilities according to the accounting valuation rule as well as their fair value:

€ thousand
31 December 2025	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value	Fair value
Assets
Cash in hand, balances with central banks				504 820	504 820	504 820
Financial instruments at fair value through profit or loss	88 176				88 176	88 176
Hedging derivative financial instruments	1 597 502				1 597 502	1 597 502
Financial assets at fair value through equity		2 989 136	1 350		2 990 486	2 990 486
Financial assets at amortised cost
Loans and advances				29 864 655	29 864 655	29 864 655
Debt securities				2 926 544	2 926 544	2 939 869
Total financial assets	1 685 678	2 989 136	1 350	33 296 019	37 972 183	37 985 508
Liabilities
Financial instruments at fair value through profit or loss	912 666				912 666	912 666
Hedging derivative financial instruments	1 021 312				1 021 312	1 021 312
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				63 108	63 108	63 108
Debt securities in issue				31 370 852	31 370 852	31 963 912
Social Impact Account				56 891	56 891	56 891
Total financial liabilities	1 933 978			31 490 851	33 424 829	34 017 889

€ thousand
31 December 2024	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value	Fair value
Assets
Cash in hand, balances with central banks				608 615	608 615	608 615
Financial instruments at fair value through profit or loss	589 286				589 286	589 286
Hedging derivative financial instruments	1 507 482				1 507 482	1 507 482
Financial assets at fair value through equity		3 289 977	1 347		3 291 324	3 291 324
Financial assets at amortised cost
Loans and advances				29 174 418	29 174 418	29 174 418
Debt securities				2 338 292	2 338 292	2 415 527
Total financial assets	2 096 768	3 289 977	1 347	32 121 325	37 509 417	37 586 652
Liabilities
Financial instruments at fair value through profit or loss	270 851				270 851	270 851
Hedging derivative financial instruments	1 446 332				1 446 332	1 446 332
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				98 251	98 251	98 251
Debt securities in issue				30 873 212	30 873 212	31 802 368
Social Impact Account				50 144	50 144	50 144
Total financial liabilities	1 717 183			31 021 607	32 738 790	33 667 946

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2025 and 2024.

FINANCIAL STATEMENTS 2025

NOTE E - Market value measurement of financial instruments

Following the application of IFRS 13 “Fair value measurement”, the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note C.

The Bank groups its financial assets and liabilities in a three-level hierarchy reflecting the reliability of the fair value measurement.

To determine their fair value level, the CEB uses the fair value level provided by an external data provider, which is based on the set of rules described below:

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets,

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters. The level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the financial instrument (interest rates and yield curves observable and credit spreads),

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters. This level includes loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

Financial instruments measured at their fair values are presented in the table below:

€ thousand
31 December 2025	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	504 820			504 820
Financial instruments at fair value through profit or loss		87 898	278	88 176
Hedging derivative financial instruments		1 597 502		1 597 502
Financial assets at fair value through equity	1 544 325	1 446 161		2 990 486
Financial assets at amortised cost
Loans and advances			29 864 655	29 864 655
Debt securities	2 661 088	278 781		2 939 869
Total financial assets	4 710 233	3 410 342	29 864 933	37 985 508
Liabilities
Financial instruments at fair value through profit or loss		912 637	29	912 666
Hedging derivative financial instruments		1 021 312		1 021 312
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	63 108			63 108
Debt securities in issue	28 428 246	3 525 534	10 132	31 963 912
Social Impact Account	56 891			56 891
Total financial liabilities	28 548 245	5 459 483	10 161	34 017 889
€ thousand
31 December 2024	Level 1	Level 2	Level 3	Total
Assets
Cash in hand, balances with central banks	608 615			608 615
Financial instruments at fair value through profit or loss		589 286		589 286
Hedging derivative financial instruments		1 507 482		1 507 482
Financial assets at fair value through equity	1 656 122	1 635 202		3 291 324
Financial assets at amortised cost
Loans and advances			29 174 418	29 174 418
Debt securities	2 172 150	243 377		2 415 527
Total financial assets	4 436 887	3 975 347	29 174 418	37 586 652
Liabilities
Financial instruments at fair value through profit or loss		270 851		270 851
Hedging derivative financial instruments		1 446 332		1 446 332
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	98 251			98 251
Debt securities in issue	29 052 403	2 749 965		31 802 368
Social Impact Account	50 144			50 144
Total financial liabilities	29 200 798	4 467 148		33 667 946

FINANCIAL STATEMENTS 2025

As at 31 December 2025, the CEB recorded the following fair value hierarchy transfers, based on the hierarchy provided by an external data provider and in accordance with the rules described above:

•	On the liability side, €0.9 billion of debt securities were transferred from Level 2 to Level 1 and the CMS spread issuance note of €10.1 million was reclassified from Level 2 to Level 3, as its valuation incorporates significant unobservable inputs, mainly interest rate volatility and correlation.

•	On the asset side, €158.8 million of debt securities measured at fair value through equity were transferred from Level 1 to Level 2. In addition, €40.8 million of debt securities measured at amortised cost were transferred from Level 1 to Level 2.

•	The CMS spread issuance swap of €0.2 million was reclassified from Level 2 to Level 3 as its valuation incorporates significant unobservable inputs, mainly interest rate volatility and correlation.

NOTE F - Offsetting financial assets and financial liabilities

As at 31 December 2025, no operation was subject to offsetting in the Balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after considering transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

€ thousand
	Net amounts	Cash
	of financial	given /	Securities
	assets and	received	received as	Net
31 December 2025	liabilities	as collateral	collateral	amounts
Assets
Loans at amortised cost	22 771 841		(105 235)	22 666 606
Derivative financial instruments	1 685 678	(404 470)		1 281 208
Deposits of guarantees given	686 576	(685 790)		786
Other assets not subject to offsetting	13 894 203			13 894 203
Total assets	39 038 298	(1 090 260)	(105 235)	37 842 803
Liabilities
Derivative financial instruments	1 933 978	(685 790)		1 248 188
Deposits of guarantees received	405 112	(404 470)		642
Other liabilities not subject to offsetting	31 824 960			31 824 960
Total liabilities	34 164 050	(1 090 260)		33 073 790

€ thousand
31 December 2024	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net amounts
Assets
Loans at amortised cost	22 301 631		(143 065)	22 158 566
Derivative financial instruments	2 096 768	(788 460)		1 308 308
Deposits of guarantees given	441 820	(441 020)		800
Other assets not subject to offsetting	13 773 066			13 773 066
Total assets	38 613 285	(1 229 480)	(143 065)	37 240 740
Liabilities
Derivative financial instruments	1 717 183	(441 020)		1 276 163
Deposits of guarantees received	790 434	(788 460)		1 974
Other liabilities not subject to offsetting	31 386 236			31 386 236
Total liabilities	33 893 853	(1 229 480)		32 664 373

FINANCIAL STATEMENTS 2025

NOTE G - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

€ thousand
	31/12/2025	31/12/2024
Debt securities
Gross book value	3 053 785	3 368 302
Unrealised gains or losses	(63 877)	(76 509)
Impairment	(772)	(1 816)
Net book value	2 989 136	3 289 977
Equity instruments
Gross book value	1 380	1 380
Unrealised gains or losses	(28)	(28)
Impairment	(2)	(5)
Net book value	1 350	1 347
Total	2 990 486	3 291 324

Financial assets at amortised cost

€ thousand
	31/12/2025	31/12/2024
Loans to credit institutions
Gross book value	6 527 736	7 323 463
Impairment	(3 319)	(5 210)
Net book value	6 524 417	7 318 253
Loans to customers
Gross book value	17 141 233	15 692 256
Impairment	(12 475)	(14 479)
Net book value	17 128 758	15 677 777
Value adjustment to loans hedged by derivative instruments	(881 334)	(694 399)
Total loans	22 771 841	22 301 631
Advances
Advances repayable on demand - gross book value	5 452	6 540
Impairment	(3)	(6)
Net book value	5 449	6 534
Advances with agreed maturity dates or periods of notice - gross book value	7 089 197	6 860 310
Impairment	(1 089)	(1 738)
Net book value	7 088 108	6 858 572
Value adjustment to advances hedged by derivative instruments	(743)	7 681
Total advances	7 092 814	6 872 787
Debt securities
Gross book value	2 927 224	2 338 986
Impairment	(680)	(694)
Net book value	2 926 544	2 338 292
Total debt securities	2 926 544	2 338 292

As at 31 December 2025, loans are guaranteed up to the amount of €6.8 billion (31 December 2024: €7.5 billion). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2025

Financial assets at amortised cost by stage

€ thousand

	31/12/2025			31/12/2024
	Gross book value	Impairment	Net book value	Gross book value	Impairment	Net book value
Loans to credit institutions	6 527 736	(3 319)	6 524 417	7 323 463	(5 210)	7 318 253
Stage 1	6 527 736	(3 319)	6 524 417	7 323 463	(5 210)	7 318 253
Stage 2
Stage 3
Loans to customers	17 141 233	(12 475)	17 128 758	15 692 256	(14 479)	15 677 777
Stage 1	17 141 233	(12 475)	17 128 758	15 692 256	(14 479)	15 677 777
Stage 2
Stage 3
Advances	7 094 649	(1 092)	7 093 557	6 866 850	(1 744)	6 865 106
Stage 1	7 094 649	(1 092)	7 093 557	6 866 850	(1 744)	6 865 106
Stage 2
Stage 3
Debt securities	2 927 224	(680)	2 926 544	2 338 986	(694)	2 338 292
Stage 1	2 927 224	(680)	2 926 544	2 338 986	(694)	2 338 292
Stage 2
Stage 3

During the year 2025, no defaults occurred in the Bank’s financial assets at amortised cost portfolio.

FINANCIAL STATEMENTS 2025

LOANS AND GUARANTEES

Loans

The Bank’s loan portfolio comprises loans granted to borrowing member countries. Loan disbursements are repayable in the currency in which they were disbursed by the Bank. The amount repayable in each currency will be equal to the amount of the currency initially disbursed. The loans are intended to finance investment projects of a social nature and therefore do not serve a commercial purpose. Certain loans and financing commitments which finance highly social projects benefit from interest rate subsidies or guarantees through the Social Impact Account.

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Impact Account, is presented in the table below:

					€ thousand
Breakdown by borrower’s country	Outstanding				Financing commitments
location	31/12/2025%		31/12/2024%		31/12/2025	31/12/2024
Spain	2 546 994	10.81	2 631 487	11.48	219 000	318 429
Poland	2 420 824	10.27	2 267 617	9.90	188 174	368 556
France	1 892 594	8.03	1 791 512	7.82	712 670	663 170
Germany	1 807 378	7.67	1 596 910	6.97	365 700	560 700
Italy (a)	1 738 276	7.38	1 699 261	7.42	641 348	386 719
Türkiye	1 536 582	6.52	1 435 767	6.27	605 000	478 000
Belgium	1 211 050	5.14	962 312	4.20	339 000	565 000
Slovak Republic	1 012 936	4.30	1 155 560	5.04	246 000	533 000
Lithuania	872 428	3.70	937 239	4.09	91 500	73 000
Serbia	868 082	3.68	824 915	3.60	412 171	498 971
Netherlands	861 992	3.66	1 031 460	4.50	150 000
Hungary	767 445	3.26	725 941	3.17	125 000	25 000
Finland	691 924	2.94	734 869	3.21	65 000	50 000
Czech Republic	624 286	2.65	684 497	2.99	226 536	239 316
Croatia	583 301	2.48	690 626	3.01	250 000
Romania	562 657	2.39	552 390	2.41	680 679	483 341
Sweden	543 353	2.31	542 177	2.37	57 285	80 000
Ireland	536 131	2.28	499 950	2.18	6 500	83 636
Ukraine	460 172	1.95	115 801	0.51	92 828	84 199
Bulgaria	309 487	1.31	224 271	0.98	274 000	125 000
Cyprus	267 292	1.13	283 087	1.24	84 400	68 000
Estonia	218 667	0.93	220 000	0.96	85 000	25 000
Greece	217 833	0.92	218 167	0.95	132 500	132 500
Slovenia	189 655	0.80	194 918	0.85	15 000	25 000
Portugal	149 399	0.63	246 176	1.07	256 700	352 700
Iceland	110 305	0.47	64 905	0.28	110 500	92 000
Bosnia and Herzegovina	96 367	0.41	95 815	0.42	28 635	11 000
Albania	96 105	0.41	109 450	0.48	34 500
North Macedonia	76 254	0.32	83 977	0.37	70 700	76 600
Montenegro	75 047	0.32	81 087	0.35	93 000	8 500
Republic of Moldova	52 939	0.22	62 800	0.27	182 935	153 783
Kosovo	43 826	0.19	45 442	0.20	25 000	25 000
Latvia	37 119	0.16	17 962	0.08	41 000	22 000
Georgia	32 855	0.14	34 208	0.15	4 036
Malta	28 605	0.12	29 000	0.13
Andorra	11 953	0.05	13 087	0.06
San Marino	6 867	0.03	7 533	0.03
Luxembourg (b)	2 538	0.01	2 600	0.01		400
Total	23 561 514	100.00	22 914 774	100.00	6 912 298	6 608 521

a)  of which €7.5 million outstanding in favour of target countries as at 31 December 2025 (31 December 2024 : €9.0 million)

b)  of which €2.5 million outstanding in favour of target countries as at 31 December 2025 (31 December 2024 : €2.6 million)

FINANCIAL STATEMENTS 2025

Loans outstanding and financing commitments by country, with SIA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Impact Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

€ thousand

	Outstanding		Financing commitments
Breakdown by borrowers’ country location	31/12/2025	31/12/2024	31/12/2025	31/12/2024
Türkiye	254 333	296 000
Poland	99 397	113 018
Bosnia and Herzegovina	89 637	87 535	9 000	2 500
Kosovo	33 383	35 000
Republic of Moldova	21 434	23 381
Romania	21 106	27 551	3 121	4 871
North Macedonia	16 458	17 834	700	700
Albania	10 709	14 536	7 500
Croatia	8 431	12 545
Serbia	6 090	6 136
Lithuania	5 050	5 800	350
Montenegro	5 000		5 000
Georgia	3 925	208	4 036
Italy	2 706	2 950	250	800
Luxembourg	2 538	2 600		400
Ukraine	1 500		1 500
Bulgaria	812	1 296	75	125
Ireland	553	360	325	600
Spain	350	100	1 200	2 400
Greece	333	667
Belgium	50		700	750
Total	583 795	647 517	33 757	13 146

The interest rate subsidies are presented in Note K.

Breakdown of loans outstanding and financing commitments by maturity of repayment flows

€ thousand
	31/12/205		31/12/2024
Maturity	Loans	Financing commitments	Loans	Financing commitments
Up to 1 month	114 756	199 500	55 644	310 000
1 to 3 months	220 461	760 000	47 488	646 000
3 months up to 1 year	2 509 983	2 058 500	2 230 795	1 846 000
1 to 5 years	9 325 926	3 116 664	9 382 716	3 063 062
More than 5 years	11 390 388	777 634	11 198 131	743 459
Total	23 561 514	6 912 298	22 914 774	6 608 521

Currency composition of loan portfolio

92% of loan disbursements are denominated in euro, and 99.9% of loans disbursed in foreign currencies are hedged by a currency swap, which limits the impact of exchange rate risk on the loan portfolio.

				€ thousand
Currency	31/12/2025%		31/12/2024%
Euro	21 721 948	92.19%	20 847 012	90.98%
Polish Zloty	637 022	2.70%	784 914	3.43%
Swedish Krona	533 177	2.26%	532 386	2.32%
United States Dollar	299 509	1.27%	475 862	2.08%
Hungarian Forint	251 426	1.07%	157 726	0.69%
Czech Koruna	109 932	0.47%	104 066	0.45%
Swiss Franc	7 587	0.01%	11 262	0.05%
Japanese Yen	913	0.01%	1 546	0.01%
Total	23 561 514	100.00%	22 914 774	100.00%

FINANCIAL STATEMENTS 2025

Reconciliation of impairment provisions by principal loans and financing commitments

The changes in cumulative impairment provisions for loans and financing commitments are as follows:

				€ thousand
	2025		2024
	Loans	Financing commitments	Loans	Financing commitments
As at 1 January	19 689	3 251	13 676	2 241
(Reversal)/Allowance provision on principal of loans	(3 867)	(247)	5 976	1 010
(Reversal)/Allowance provision on interest of loans	(28)		38
As at 31 December	15 794	3 004	19 689	3 251

The impairment provision for loans and financing commitments amounted to €18.8 million as at 31 December 2025 (2024: €22.9 million), representing 86% (2024: 83%) of the total provision established under IFRS 9.

Guarantees

The loan portfolio is guaranteed up to €6.1 billion as at 31 December 2025 (31 December 2024: €6.8 billion), of which:

• €43.9 million is covered by the Social Impact Account (31 December 2024: €37.1 million), and

• €132.8 million is covered by the InvestEU guarantee from the European Commission (31 December 2024: €127.8 million).

In addition, in 2025 the Bank entered into guarantee contracts known as Exposure Exchange Agreements (EEA), covering a loan portfolio of €500 million for which it both provides and receives compensation in the event of default on specified loans. The outstanding fair value of financial guarantee contracts (FGC) received and remaining to be amortised amounted to €2.0 million as at 31 December 2025, while the outstanding fair value of financial guarantee contracts (FGC) given and remaining to be amortised amounted to €3.2 million.

The mechanisms and how this type of guarantee operates are described in Note A, section 4.5.

FINANCIAL STATEMENTS 2025

NOTE H - Tangible and intangible assets

	Land and				€ thousand
				Intangible
	buildings (*)	Fixtures	Other	assets	Total.
Gross book value
At 1 January 2025	44 268	10 390	8 075	48 829	111 562
Additions	11 150	64	1 187	7 293	19 694
Other movements			(297)	(26 189)	(26 486)
At 31 December 2025	55 418	10 454	8 965	29 933	104 770
Depreciation
At 1 January 2025	(4 567)	(8 353)	(5 208)	(33 636)	(51 764)
Charge for the year	(358)	(458)	(1 603)	(5 102)	(7 521)
Other movements			271	26 126	26 397
At 31 December 2025	(4 925)	(8 811)	(6 540)	(12 612)	(32 888)
Net book value
At 31 December 2025	50 493	1 643	2 425	17 321	71 882

	Land and				€ thousand
				Intangible
	buildings (*)	Fixtures	Other	assets	Total.
Gross book value
At 1 January 2024	39 488	15 668	9 073	42 362	106 591
Additions	881	267	2 585	6 901	10 634
Other movements	3 899	(5 545)	(3 583)	(434)	(5 663)
At 31 December 2024	44 268	10 390	8 075	48 829	111 562
Depreciation
At 1 January 2024	(381)	(13 130)	(7 405)	(28 833)	(49 749)
Charge for the year	(312)	(583)	(1 328)	(4 803)	(7 026)
Other movements	(3 874)	5 360	3 525		5 011
At 31 December 2024	(4 567)	(8 353)	(5 208)	(33 636)	(51 764)
Net book value
At 31 December 2024	39 701	2 037	2 867	15 193	59 798

(*) “Land and buildings” represent the Bank’s headquarters located at 55 avenue Kléber in Paris. In accordance with IFRS 16, a lease contract is also included in this item. The gross value of the right-of-use amounts to €2.8 million as at 31 December 2025 and the amortisation to -€1.0 million (31 December 2024: €2.8 million and -€686 thousand respectively).

NOTE I - Other assets and other liabilities

€ thousand
	31/12/2025	31/12/2024
Other assets
Deposits of guarantees given (a)	686 576	441 820
Sundry debtors	4 170	3 174
Subscribed, called and unpaid capital and reserves to be received	300 455	591 048
Prepaid expenses	2 893	3 512
Sundry assets	139	4 516
Total	994 233	1 044 070
Other liabilities
Deposits of guarantees received (a)	405 112	790 434
Sundry creditors (b)	12 661	12 847
Sundry liabilities	8 296	15 505
Total	426 069	818 786

(a)	The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2025, the CEB:

●	paid €686.6 million of guarantees in the form of deposits (31 December 2024: €441.8 million) and
●	received €405.1 million of guarantees in the form of deposits (31 December 2024: €790.4 million) and €105.2 million in the form of securities (31 December 2024: €143.1 million).

(b)	Of which €2.8 million of lease liability representing the gross value of the lease payments and -€0.9 million of liability amortisation, in accordance with IFRS 16 (31 December 2024: €2.8 million for the lease liability and -€634 thousand for the liability amortisation).

FINANCIAL STATEMENTS 2025

NOTE J - Financial liabilities at amortised cost

€ thousand
	31/12/2025	31/12/2024
Amounts owed to credit institutions and to customers
Interest-bearing accounts	63 097	98 251
Interest payable	11
Total	63 108	98 251
Debt securities in issue at amortised cost
Bonds	31 605 076	31 411 595
Interest payable	359 549	285 906
Value adjustment to debt securities in issue hedged by derivative instruments	(593 773)	(824 289)
Total	31 370 852	30 873 212

Development of customers’ interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to support, through grants and loan guarantees, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

Most of the contributions are provided by member states of the CEB, the EU and allocations from the Bank’s annual profits.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit to providing grants to beneficiaries without having first received a contribution commitment from one or more donors.

As at 31 December 2025, the Bank managed 20 trust funds (2024: 31) with a total balance of €63.1 million (2024: €98.3 million). The resources on these accounts amount to €275.8 million (2024: €508.6 million) while disbursements stand at €212.7 million (2024: €410.3 million).

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

●	Programmes/Accounts funded by donor countries,
●	Programmes/Accounts funded entirely or mainly by the European Union.

€ thousand
	Resources(a)	Disbursements(b)	31/12/2025	Commitments to be received(c)	Commitments to be paid(c)
Programmess/Accounts funded by donor countries	74 163	(47 762)	26 401		(4 772)
Programmes/Accounts funded entirely or mainly by the European Union	201 642	(164 935)	36 707	115 221	(133 357)
Total	275 805	(212 697)	63 108	115 221	(138 129)
€ thousand
	Resources(a)	Disbursements(b)	31/12/2024	Commitments to be received(c)	Commitments to be paid(c)
Programmess/Accounts funded by donor countries	67 159	(44 989)	22 170		(2 436)
Programmes/Accounts funded entirely or mainly by the European Union	441 402	(365 321)	76 081	122 538	(120 580)
Total	508 561	(410 310)	98 251	122 538	(123 016)

(a)	Consists of contributions received from donors and accrued interest.
(b)	Consists of grants disbursed to projects, fees and funds returned to donors.
(c)	The commitments to be received and to be paid refer to on-going projects only.

FINANCIAL STATEMENTS 2025

The table below presents the detail of the interest-bearing accounts distributed according to the two following categories:

						€ thousand
Programme/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2025	31/12/2024
Programmes/Accounts funded by donor countries
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	38 984	(37 560)	1 424	1 450
Ukraine Solidarity Fund	Czech Republic, Germany, Ireland, Lithuania, Poland, CEB	2022	17 112	(1 625)	15 487	9 446
Green Social Investment Fund	CEB, Czech Republic	2020	5 532	(578)	4 954	5 428
Slovak Inclusive Growth Account	Slovak Republic	2016	4 145	(2 822)	1 323	1 636
Spanish Social Cohesion Account	Spain	2009	4 136	(3 344)	792	930
Disaster Prevention and Recovery Fund	CEB	2023	3 230	(1 020)	2 210	3 053
Italian Fund for Innovative Projects	Italy	2017	1 024	(813)	211	227
Sub-total Programmes/Accounts funded by donor countries			74 163	(47 762)	26 401	22 170
Programmes/Accounts funded entirely or mainly by the European Union
Accounts linked to the Regional Housing Programme (RHP)
RHP Fund Regional Account	European Union, Türkiye, United States of America	2012	47 447	(47 447)		1 738
Special Account RHP Czech Republic	Czech Republic	2013	84	(39)	45	44
Special Account RHP Hungary	Hungary	2014	30	(15)	15	20
Eastern Europe Energy Efficiency and Environment Partnership (E5P)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union, Other Donors	2016	2 500	(2 500)
Facility for Refugees in Türkiye (FRIT)
Strengthening health infrastructures for all	European Union	2020	106 611	(78 702)	27 909	60 195
Western Balkans Investment Framework (WBIF)
WBIF: Serbia, University Children’s Hospital Tirsova 2 in Belgrade	European Union	2022	21 158	(20 912)	246	10 147
WBIF: North Macedonia, Rehabilitation of Physical Education Facilities in Primary and Secondary Schools	European Union, Other Donors	2020	3 094	(2 469)	625	613
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union, Other Donors	2020	627	(608)	19	43
Programme Asylum, Migration and Integration
Partnerships and Financing for Migrant Inclusion	European Union	2021	3 543	(3 443)	100	245
Facility for Roma populations
Housing & Empowerment of Roma (HERO)	European Union	2021	2 850	(2 514)	336	120
InvestEU Programme
InvestEU Advisory Hub	European Union	2023	6 432	(3 948)	2 484	1 765
IEU ESF+ Invest EU Blending Facility for Microfinance	European Union	2025	6 011	(2 257)	3 754
Neighbourhood Investment Platform (NIP)
Technical Assistance for Balti Regional Hospital, Republic of Moldova	European Union	2024	1 255	(81)	1 174	1 151
Sub-total Programmes/Accounts funded entirely or mainly by the European Union			201 642	(164 935)	36 707	76 081

Total Interest-bearing accounts			275 805	(212 697)	63 108	98 251

FINANCIAL STATEMENTS 2025

Debt Securities in issue

As at 31 December 2025, the outstanding nominal amount of debt Securities in issue was €31.6 billion (31 December 2024: €31.4 billion). It consists exclusively of long-term bonds, the majority of which are issued in euro (62.3%).

The table below shows the breakdown of the bond borrowing portfolio by currency.

				€ thousand
Currency	31/12/2025%		31/12/2024%
Euro	19 700 000	62.33%	19 118 732	60.87%
United States Dollar	6 808 511	21.54%	7 219 174	22.98%
Pound Sterling	2 463 901	7.80%	3 352 710	10.67%
Australian Dollar	898 697	2.84%	614 119	1.96%
Hong Kong Dollar	612 263	1.94%	340 827	1.09%
Chinese Yuan Renminbi	413 313	1.31%	26 374	0.08%
Swiss Franc	214 731	0.68%	212 495	0.68%
Canadian Dollar	186 474	0.59%	200 696	0.64%
Norwegian Krone	168 876	0.53%	169 563	0.54%
Swedish Krone	60 066	0.19%	56 724	0.18%
New Turkish Lira	51 502	0.16%	70 773	0.23%
New Zealand Dollar	26 742	0.08%	29 408	0.09%
Total	31 605 076	100.00%	31 411 595	100.00%

Issued mainly at fixed rates, the debt securities in issue are almost entirely hedged by interest rate swaps for issues in euro and by currency swaps for issues in foreign currencies.

The contractual maturity schedule of debt represented by securities is as follows:

€ thousand
Maturity	31/12/2025	31/12/2024
Up to 1 year	5 539 553	4 590 435
1 to 5 years	18 136 487	18 839 518
5 to 10 years	7 906 284	7 947 793
More than 10 years	22 752	33 849
Total	31 605 076	31 411 595

FINANCIAL STATEMENTS 2025

NOTE K - Social Impact Account

The Bank uses the Social Impact Account (SIA) to finance four types of supports:

●	interest subsidies
●	loan guarantees
●	technical assistance
●	grants

Supports financed by the SIA are approved by the Administrative Council of the Bank, except technical assistance up to €300 thousand, which is approved by the Governor.

Ceilings vary depending on the support. Technical assistance and grants may not exceed €2.5 million per project, interest subsidies €0.5 million per each €10 million in loan amount, while loan guarantees are capped by a risk limit per loan, a portfolio risk limit and a portfolio leverage limit.

The Administrative Council approved the transfer of €7.0 million from the Bank’s 2024 net profit in March 2025.

The resources of the SIA are held in four separate sub-accounts, one for each type of support. At 31 December 2025, the breakdown of these sub-accounts is the following:

€ thousand
SIA windows	31/12/2025	31/12/2024
Subsidies on loans approved	5 834	7 154
Available for subsidy	2 676	2 494
Interest rate subsidies on loans	8 510	9 648
Guarantees on loans approved	26 818	9 530
Available for guarantees	17 130	27 591
Loan guarantees	43 948	37 121
Approvals for technical assistance	1 609	883
Available for technical assistance	2 480	2 155
Technical assistance	4 089	3 038
Available for grant contributions	344	337
Grant contributions	344	337
Total	56 891	50 144

Funding

The SIA may receive contributions from:

●	the Bank, which contributes to the SIA through allocations from its annual profits, and

●	member states, the Council of Europe and, subject to the prior approval of the Governing Board, non-member states and international organisations.

FINANCIAL STATEMENTS 2025

NOTE L - Provisions for risks and charges

Provisions for risks and charges amounted to €313.2 million as at 31 December 2025 (31 December 2024: €336.3 million). They consist of provisions for social commitments and provisions for impairment of financing commitments presented in Note S.

€ thousand
	31/12/2025	31/12/2024
Provisions
Provision on social commitments	310 148	333 026
Impairment relating to financing commitments (Note S)	3 004	3 251
Total	313 152	336 277

Provision on social commitments

The Bank manages a pension scheme as well as other post-employment benefits, including health care, fiscal adjustment, and termination of service schemes. Provisions for these obligations are calculated using the projected unit credit actuarial valuation method.

The financial situation relating to post-employment benefits is presented below:

€ thousand
Other post-
	Pension	employment
	scheme	benefits	Total
Provision as at 1 January 2025	288 330	44 696	333 026
Service cost	9 721	1 512	11 233
Interest cost related to discounted commitments	10 376	1 593	11 969
Changes in actuarial differences recognised directly in equity	(35 603)	(2 032)	(37 635)
Benefits paid	(6 959)	(1 486)	(8 445)
Provision as at 31 December 2025	265 865	44 283	310 148
€ thousand
Other post-
	Pension	employment
	scheme	benefits	Total
Provision as at 1 January 2024	260 216	40 939	301 155
Service cost	8 714	1 889	10 603
Interest cost related to discounted commitments	9 622	1 494	11 116
Changes in actuarial differences recognised directly in equity	16 021	2 057	18 078
Benefits paid	(6 243)	(1 683)	(7 926)
Provision as at 31 December 2024	288 330	44 696	333 026

Governance

The pension scheme is governed by the Advisory Pension Committee (APC), which comprises the Governor, two Administrative Council members appointed on the Governor’s proposal, one staff-elected member serving a three-year renewable term, and additional expert members invited by the Governor. The APC advises on pension scheme administration upon the Governor’s request.

Actuarial assumptions

Financial assumptions

	2025	2024
Discount rate (*)	4.35%	3.65%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	3.50%	3.50%

(*) Discount rate is based on long-term AA euro-denominated corporate bond interest rates.

FINANCIAL STATEMENTS 2025

Demographic assumptions

•	Mortality: The ISCLT 2023 mortality tables for men and women, compiled by ISRP and EUROSTAT, are used since 2024.
•	Disability: The EVK 90 table is applied for active staff to estimate disability likelihood.

•	Employee turnover rates decrease with age, from 6.0% at age 20 to 0.0% at age 50.

Age	20	25	30	35	40	45	50
Turnover rate	6.0%	4.0%	2.7%	1.7%	1.0%	0.4%	0.0%

Sensitivity to actuarial assumptions

The tables below provide a sensitivity analysis of the Post Employment Benefit Obligation (PBO), Service cost, and Interest cost to discount and inflation rate changes as at 31 December 2025.

Discount rate shock (bp)	(100)	(25)	100	25
PBO variation (€ million)	55.5	12.6	(43.5)	(11.9)
Service cost variation (€ million)	2.3	0.5	(1.7)	(0.5)
Interest cost variation (€ million)	(1.0)	(0.2)	0.6	0.2

Inflation rate shock (bp)	(100)	(25)	100	25
PBO variation (€ million)	(45.8)	(12.4)	57.6	13.2
Service cost variation (€ million)	(1.8)	(0.5)	2.4	0.5
Interest cost variation (€ million)	(1.9)	(0.5)	2.4	0.6

Duration

The duration of the PBO was 16.8 years in 2025, slightly down from 18.1 years in 2024.

Plan assets

The CEB does not allocate any ring-fenced assets to the scheme. Instead, contributions from both the Bank and its staff are invested as part of the Bank’s overall asset portfolio.

FINANCIAL STATEMENTS 2025

NOTE M - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the CEB.

The Bank issues participating certificates denominated in euro to which members subscribe. Each certificate has the same nominal value of €1 000.

The accession procedure for prospective members consists of addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

●	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,

●	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated on the basis of the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a risk appetite framework organised around various ratios (see Chapter 6 in Note B).

FINANCIAL STATEMENTS 2025

Capital increase

On 2 December 2022, the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which a maximum of €1.20 billion will be paid-in by the member states. The capital increase became effective at the end of the calendar month in which at least 67% of the participating certificates offered were subscribed. As this threshold was reached in February 2024, the capital increase became effective on 29 February 2024. The subscription period ended on 31 December 2024, with a final subscription rate of 95.15%.

Capital breakdown by member states

The capital breakdown by member state as at 31 December 2025 is presented hereinafter.

				€ thousand
	Subscribed	Uncalled	Called	Percentage of
Member states	capital	capital	capital	subscribed capital
France	1 626363	1 324 036	302 327	16.901%
Germany	1 626363	1 324 036	302 327	16.901%
Italy	1 626363	1 324 036	302 327	16.901%
Spain	1 060700	863 525	197 175	11.023%
Türkiye	689600	561 411	128 189	7.166%
Netherlands	353082	287 446	65 636	3.669%
Belgium	291826	237 581	54 245	3.033%
Greece	291826	237 581	54 245	3.033%
Portugal	247163	201 218	45 945	2.568%
Poland	227784	185 441	42 343	2.367%
Denmark	159244	129 640	29 604	1.655%
Sweden	139172	123 724	15 448	1.446%
Norway	123937	100 898	23 039	1.288%
Bulgaria	110924	90 304	20 620	1.153%
Romania	106404	86 625	19 779	1.106%
Ukraine	101902	90 591	11 311	1.059%
Ireland	85796	69 848	15 948	0.892%
Hungary	79541	64 755	14 786	0.827%
Czech Republic	76432	62 224	14 208	0.794%
Finland	69786	62 039	7 747	0.725%
Luxembourg	61686	50 219	11 467	0.641%
Switzerland	53824	43 229	10 595	0.559%
Serbia	45892	37 362	8 530	0.477%
Croatia	37963	30 906	7 057	0.395%
Cyprus	35309	28 746	6 563	0.367%
Slovak Republic	33670	27 411	6 259	0.350%
Albania	23771	19 352	4 419	0.247%
Latvia	22746	18 519	4 227	0.236%
Estonia	22595	18 395	4 200	0.235%
North Macedonia	22595	18 395	4 200	0.235%
Lithuania	22356	18 201	4 155	0.232%
Slovenia	21835	17 776	4 059	0.227%
Iceland	18015	14 666	3 349	0.187%
Malta	18015	14 666	3 349	0.187%
Georgia	17539	14 279	3 260	0.182%
Bosnia and Herzegovina	17207	14 009	3 198	0.179%
Montenegro	11693	9 519	2 174	0.122%
Kosovo	11648	9 483	2 165	0.121%
(Republic of Moldova)	9746	7 934	1 812	0.101%
Andorra	8747	7 121	1 626	0.091%
San Marino	8644	6 916	1 728	0.090%
Liechtenstein	2921	2 374	547	0.030%
Holy See	243	183	60	0.003%
Total 2025	9 622868	7 856 618	1 766 250	100.000%
Total 2024	9 622868	7 856 618	1 766 250

The earnings per participating certificate for 2025 amount to €12.70 (2024: €12.92).

FINANCIAL STATEMENTS 2025

NOTE N - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item “Interest and similar income” and the net amounts paid are classified under the item “Interest expenses and similar charges”, regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

The Interest margin is detailed below:

€ thousand
	2025	2024
Financial assets at fair value through equity (*)	82 766	83 239
Hedging derivatives	9 424	47 903
Sub-total	92 190	131 142
Loans and advances at amortised cost (*)
- Credit institutions and central banks	438 303	552 860
- Customers	327 233	320 839
Hedging derivatives	91 280	357 165
Sub-total	856 816	1 230 864
Debt securities at amortised cost	87 200	67 300
Sub-total	87 200	67 300
Interest and similar income	1 036 206	1 429 306
Amounts owed to credit institutions and to customers	(13 093)	(20 951)
Sub-total	(13 093)	(20 951)
Debt securities in issue at amortised cost	(761 047)	(639 326)
Hedging derivatives	(47 982)	(557 900)
Sub-total	(809 029)	(1 197 226)
Other interest expenses and similar charges	(11 892)	(11 116)
Sub-total	(11 892)	(11 116)
Interest expenses and similar charges	(834 014)	(1 229 293)

Interest margin	202 192	200 013
(*) of which negative interest impact:
€ thousand
- Financial assets at fair value through equity		(174)
- Advances at amortised cost	(57)	327
	(57)	153

FINANCIAL STATEMENTS 2025

NOTE O - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographic areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

€ thousand
Breakdown by borrowers’ country location	2025	2024
Poland	81 013	93 974
Türkiye	36 230	38 868
Hungary	20 172	21 823
Lithuania	17 583	18 845
Romania	13 674	14 958
Serbia	16 461	14 107
Slovak Republic	13 988	11 804
Cyprus	7 081	9 078
Estonia	5 671	8 031
Czech Republic	8 465	7 671
Croatia	8 667	7 488
Slovenia	4 220	6 130
Albania	1 618	2 165
North Macedonia	1 442	2 138
Bosnia and Herzegovina	1 389	1 508
Bulgaria	2 445	1 066
Ukraine	5 887	1 063
Republic of Moldova	804	981
Georgia	719	922
Montenegro	689	774
Malta	536	539
Kosovo	455	462
Latvia	324	185
Sub-total Target Group countries	249 533	264 580
Spain	57 157	65 922
France	33 770	35 909
Italy	32 799	29 669
Belgium	23 544	20 369
Germany	27 199	20 249
Finland	14 971	18 474
Netherlands	12 668	12 079
Sweden	7 655	9 544
Ireland	9 794	8 914
Portugal	3 085	6 728
Iceland	1 715	2 045
Greece	90	102
Andorra	52	56
San Marino	18	20
Sub-total other countries	224 517	230 080
Target Group countries through other countries	324	614
Total	474 374	495 274

Outstanding loans by country are presented in Note G.

FINANCIAL STATEMENTS 2025

NOTE P - Net gains or losses from financial instruments at fair value through profit or loss

Net gains or losses from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under Interest margin (Note N).

		€ thousand
	2025	2024
Net result from fair value hedging instruments	399 073	60 733
Revaluation of hedged items attributable to hedged risks	(403 269)	(60 612)
Result from financial instruments at fair value through profit or loss	(9 440)	124
Revaluation of exchange positions	(116)	(53)
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(16)	36
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	149	(268)
Total	(13 619)	(40)

NOTE Q - General operating expenses

€ thousand
	2025	2024
Wages and salaries	(35 999)	(33 531)
Social charges and pension costs	(9 311)	(8 779)
Other general operating expenses	(17 429)	(16 140)
Total	(62 739)	(58 450)

As at 31 December 2025, the Bank staff was composed of 4 appointed officials (Governor and Vice-Governors) and 244 professional staff. As at 31 December 2024, there were 4 appointed officials (Governor and Vice-Governors) and 231 professional staff.

NOTE R - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

●	assessing whether there is a significant increase in credit risk since initial recognition, and

●	measuring the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on a forward-looking approach.

Significant increase in credit risk

The assessment of a significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess a significant increase in credit risk is the counterparty’s internal credit rating. The internal rating system is described in Chapter 1 of Note B (on Credit Risk). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank’s portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2 if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB’s Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days. During the year 2025, no defaults occurred in the Bank’s portfolio.

FINANCIAL STATEMENTS 2025

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses (ECL).

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody’s Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

●	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;

●	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;

●	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

●	60% for the base scenario,

●	20% for the adverse scenario, and

●	20% for the favourable scenario.

Cost of risk provision for the period

		€ thousand
	2025	2024
Net allowances to impairment - capital	5 950	(9 013)
Net allowances to impairment - interest	52	(57)
Total	6 002	(9 070)

Detail of the cost of risk for the period

		€ thousand
	2025	2024
Balances with central banks	76	116
Financial assets at fair value through equity	1 047	(866)
Financial assets at amortised cost
Loans	3 895	(6 013)
Advances	649	(1 054)
Debt securities	14	(292)
Other assets	74	50
Financing commitments	247	(1 010)
Total	6 002	(9 070)
Cost of risk of unimpaired outstanding	6 002	(9 070)
of which stage 1	6 002	(9 206)
of which stage 2		136
Cost of risk of impaired outstanding - stage 3

FINANCIAL STATEMENTS 2025

Changes in impairment over the period

€ thousand
	Impairment on	Impairment on
	outstanding	outstanding	Impairment
	amounts with	amounts with	on doubtful
	expected 12	lifetime expected	outstanding
	months losses	losses	amounts
	(stage 1)	(stage 2)	(stage 3)	Total
As at 1 January 2025	(27 765)			(27 765)
Net allowances to impairment
Financial assets acquired during the period	(6 600)			(6 600)
Financial assets derecognised during the period	3 247			3 247
Transfer to stage 1
Transfer to stage 2
Transfer to stage 3
Other allowances/reversals without stage transfer	(9 356)			(9 356)
As at 31 December 2025	(21 762)			(21 762)

€ thousand
	Impairment on	Impairment on
	outstanding	outstanding	Impairment
	amounts with	amounts with	on doubtful
	expected 12	lifetime expected	outstanding
	months losses	losses	amounts
	(stage 1)	(stage 2)	(stage 3)	Total
As at 1 January 2024	(18 558)	(136)		(18 694)
Net allowances to impairment
Financial assets acquired during the period	(7 707)			(7 707)
Financial assets derecognised during the period	1 981	136		2 117
Transfer to stage 1
Transfer to stage 2
Transfer to stage 3
Other allowances/reversals without stage transfer	(3 481)			(3 481)
As at 31 December 2024	(27 765)			(27 765)

NOTE S - Financing commitments given or received

€ thousand
	31/12/2025	31/12/2024
Financing commitments given
To credit institutions	1 865 354	1 409 978
To customers	5 046 944	5 198 542
Total financing commitments given	6 912 298	6 608 520
Impairment of financing commitments given	3 004	3 251
of which stage 1	3 004	3 251
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2025.

NOTE T - Contingent liabilities and other significant disclosures

Following the identification of a potential liability towards a third-party entity, the CEB may be required to pay an amount of €1.9 million. At this stage, although the risk of this potential liability materialising cannot be excluded, it remains highly unlikely.

NOTE U - Post-Balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2025 and the closing date of the accounts by the Governor on 4 March 2026.